Exhibit 10.5

COVINGTON PLANT

GROUND LEASE AGREEMENT

between

WESTROCK VIRGINIA, LLC

and

INGEVITY VIRGINIA CORPORATION

Dated as of February 1, 2016

-i-

Section 6.2	Maintenance Obligations	19

Article 7 TAXES		19

Section 7.1	Ingevity to Pay Taxes	19
Section 7.2	Taxes Defined	20
Section 7.3	Payment of Taxes	20
Section 7.4	Tax Notices	20

Article 8 USE; COMPLIANCE WITH LAWS; MECHANIC’S LIENS		20

Section 8.1	Permitted Uses	20
Section 8.2	Compliance with Laws	20
Section 8.3	Permitted Contests	21
Section 8.4	Mechanic’s Liens on Leased Premises	21

Article 9 ALTERATIONS AND ADDITIONAL IMPROVEMENTS; REPAIR AND MAINTENANCE		21

Section 9.1	Additional Improvements	21
Section 9.2	Alterations	21
Section 9.3	Repair and Maintenance	22

Article 10 INSURANCE		22

Section 10.1	Insurance	22

Article 11 WAIVER OF SUBROGATION; INDEMNIFICATION ; ENVIRONMENTAL LIABILITIES		24

Section 11.1	Limitation of Liability and Waiver of Subrogation	23
Section 11.2	Indemnification by Ingevity	24
Section 11.3	Indemnification by the Mill Owner	25
Section 11.4	Environmental Indemnities	25
Section 11.5	Remedial Action	27
Section 11.6	Future Operational Compliance	28
Section 11.7	Remedial Action Standards	28
Section 11.8	Access to Areas Outside the Affected Access Area	28
Section 11.9	Certain Assumed Environmental Liabilities	28

Article 12 CASUALTY AND CONDEMNATION		29

Section 12.1	Casualty	29
Section 12.2	Condemnation	29

Article 13 REPRESENTATIONS AND WARRANTIES		29

Section 13.1	Power and Authority of Ingevity; Enforceability	29
Section 13.2	Power and Authority of the Mill Owner; Enforceability	29

Article 14 SURRENDER		30

Section 14.1	Surrender	30

GROUND LEASE AGREEMENT

THIS AGREEMENT (this “Lease”) is made as and effective as of 12:01 a.m. on February 1, 2016 (the “Effective Date”) between WESTROCK VIRGINIA, LLC, a Delaware limited liability company, as landlord (the “Mill Owner”), and INGEVITY VIRGINIA CORPORATION, a Virginia corporation, as tenant (“Ingevity”), under the following circumstances:

A.           Pursuant to the Distribution Agreement of even date herewith between the Mill Owner and Ingevity, certain of the assets and liabilities of the specialty chemicals business of WestRock Company, including the Carbon Plant (as hereinafter defined) operated in conjunction with and within the Mill Owner’s paperboard and pulp mill in Covington, Virginia, are being distributed from the Mill Owner to Ingevity. Following such distribution, Ingevity will operate the Carbon Plant.

B.           The parties are entering into this Lease to set forth their agreement with respect to Ingevity’s lease of the real property within the Mill Owner’s mill complex upon which Ingevity’s Carbon Plant is located. This Lease is intended to be a transfer of all of the economic benefits and burdens of owning the real property on which the Carbon Plant is located from the Mill Owner to Ingevity and thereafter is intended to be a retention by Ingevity of such real property for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the mutual covenants described in this Lease and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Mill Owner and Ingevity agree as follows:

Article 1

DEFINITIONS

When used in this Lease, the following terms shall have the meanings indicated:

“Abandoned” means, with respect to any Easement Right established under this Lease, the relinquishment of such Easement Right by written notice of such relinquishment given by the Easement Right Holder to the Plant Owner whose property was subject to such Easement Right.

“Access” means ingress and egress for pedestrian and vehicular traffic, including cars, trucks and other vehicles, by the Easement Right Holder and its Personnel, including the nonexclusive right to use all roads, sidewalks, pathways, corridors, gates, bridges and other access ways.

“Access Area” means: (i) in the case of the Mill Real Property, the portion of the Mill Real Property as to which Ingevity has an Access Right under this Lease, and (ii) in the case of the Carbon Plant Real Property, the portion of the Carbon Plant Real Property as to which the Mill Owner has an Access Right under this Lease.

“Access Rights” means the Easement Rights described in Sections 3.2 and 3.3.

“Affiliate” means, as to any Person: (a) any subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given that term in Section 11.1(a)(i).

“Annual Fair Market Rental Value” means the amount of annual rent which the Sawdust Area Expansion Property would bring if exposed upon the open market for a reasonable length of time, the lessor being willing but under no compulsion to lease and the lessee being willing but under no compulsion to lease, pursuant to the terms set forth in this Lease (including, without limitation, the Purchase Option and the deemed exercise of the Purchase Option at the end of the Term as provided in Section 22.1(b) for the remainder of the Term, and both parties having full knowledge as to the rights and limitations set forth in this Lease.

“Cap-Off” means to take all action necessary to shut off completely, seal and secure any Utility Facilities at the point at which such Utility Facilities intersect the common boundary line of the Mill Real Property and the Carbon Plant Real Property or, if impractical at such point, then at such other point as the parties may reasonably agree.

“Carbon Plant” means the buildings, improvements, fixtures, equipment and other assets directly or beneficially owned by Ingevity and located on the Carbon Plant Real Property, but does not include the Mill Owner Retained Assets, the Co-located Continuous Assets owned by the Mill Owner and the Mill Owner Natural Gas Utility Facilities.

“Carbon Plant Assumed Environmental Liabilities” has the meaning given that term in Section 11.9(b).

“Carbon Plant Environmental Condition” means any condition with respect to the environment which existed in the past, now exists or may hereafter be found to exist in, on, under, or about the Carbon Plant Real Property, including, without limitation: conditions in, on or under any improvements on the Carbon Plant Real Property (including the presence of asbestos, lead-based paint and mold); the off-site migration of Hazardous Substances from the Carbon Plant Real Property; the migration of Hazardous Substances onto the Carbon Plant Real Property; other contamination of the environment (including, without limitation, ambient air, surface or subsurface soil or strata, air, water (whether surface water or ground water) or sediments) by Hazardous Substances; and impacts to or natural resource damages arising from conditions in, on or under the Carbon Plant Real Property.

“Carbon Plant Real Property” means the real property owned as of the Effective Date by the Mill Owner and/or one or more of its Affiliates and located within the Mill complex in Covington, Virginia containing approximately 20 acres and being more particularly described in Exhibit A-1 attached hereto and made a part hereof (but excluding the Truck Shop Property unless and until Ingevity exercises the Truck Shop Expansion Option ) which is being leased by the Mill Owner to Ingevity pursuant to this Lease as part of the Leased Premises. If Ingevity exercises the Sawdust Area Expansion Option, the Carbon Plant Real Property shall include the Sawdust Area Expansion Property from the effective date of such expansion, and if Ingevity exercises the Truck Shop Expansion Option, the Carbon Plant Real Property shall include the Truck Shop Property from the effective date of such expansion. For purpose of the Easement Rights, the Carbon Plant Real Property includes the Carbon Plant located on the Carbon Plant Real Property.

“Carbon Plant Services” means the services to be provided by the Mill Owner to the Carbon Plant pursuant to the Services Agreement.

“Co-located Continuous Assets” has the meaning given that term in Section 3.6(a).

“Conclusion of the Escalation Process” has the meaning given that term in Section 23.1(e).

“Condemning Authority” has the meaning given that term in Section 12.2.

“Consultant” has the meaning given that term in Section 11.7.

“Construction Standards” has the meaning given that term in Section 9.1.

“Continuous Assets” means those assets, such as pipelines, pipe bridges, wires, cables, conveyors and other similar assets, that are located partially on the Mill Real Property and partially on the Carbon Plant Real Property. Those Continuous Assets that are not Mill Owner Retained Assets are owned in part by the Mill Owner and in part by Ingevity, while those Continuous Assets that are Mill Owner Retained Assets are owned solely by the Mill Owner. In the case of Continuous Assets that are Utility Facilities serving the Carbon Plant and the Mill, the main distribution lines (including, without limitation, the Mill Owner Natural Gas Utility Facilities) are owned by the Mill Owner and the dedicated lines connecting the main distribution lines to the Carbon Plant which serve only the Carbon Plant (including, without limitation, the Ingevity Natural Gas Utility Facilities), are owned by Ingevity. The

Continuous Assets as of the Effective Date and the portions of each owned by each party are listed on Exhibit C. Exhibit C also indicates, as of the Effective Date, the Continuous Assets that are Mill Owner Retained Assets.

“Contract Manager” has the meaning given that term in Section 23.1(a).

“Default Rate” means a fixed rate equal to: (i) the three month London interbank offered rate (LIBOR) as of the date of determination, as reported in the Wall Street Journal Money Rate column (or, in the event the Wall Street Journal no longer is published, or no longer publishes such rate, such other similarly determined rate as the Mill Owner and Ingevity mutually agree), plus (ii) 5% per annum.

“Dispute” has the meaning given that term in Section 23.1(c).

“Easement Rights” means the Mill Owner Easement Rights and/or the Ingevity Easement Rights.

“Easement Right Holder” means: (i) with respect to a Mill Owner Easement Right, the Mill Owner, and (ii) with respect to an Ingevity Easement Right, Ingevity.

“Effective Date” has the meaning given that term in the preamble to this Lease.

“Emergency” means an event or occurrence that requires immediate action by either party to this Lease: (a) for the protection of persons or property; or (b) to comply with any applicable Laws to the extent that noncompliance therewith may imminently, adversely affect any of the operations, property or financial condition of either party hereto or would result, or may be asserted or alleged to result, in any criminal liability of such party.

“Environmental Claim” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority, department, bureau, office or other authority, or any third party involving violations of Environmental Laws, Handling of Hazardous Substances or Releases of Hazardous Substances.

“Environmental Condition” means any condition, known or unknown, foreseen or unforeseen, arising out of: (1) the handling, Releases, threat of Release or exposure of Persons to Hazardous Substances; (2) any violation of Environmental Laws; (3) the Handling of Hazardous Substances; and (4) any Environmental Claim.

“Environmental Indemnity Claim” has the meaning given that term in Section 11.4(c).

“Environmental Laws” means all Laws relating to public health and safety, and pollution or protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants; which regulate the presence, use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of Hazardous Substances or materials containing Hazardous Substances; or which are intended to assure the protection, safety and good health of the public. “Environmental Laws” include applicable Environmental Permits.

“Environmental Liabilities” means any Losses, including without limitation, capital costs and costs of investigation, Remedial Action or other response actions, known or unknown, foreseen or unforeseen, arising out of: (i) Environmental Conditions, (ii) any violation of any Environmental Law, (iii) the handling of Hazardous Substances, or (iv) any Environmental Claim; provided, however, that, for the avoidance of doubt, the foregoing shall not include any Losses after the Effective Date from increases in operating expenses of either the Mill Owner’s Business or Ingevity’s Business, including, without limitation, depreciation, wages, administration of environmental programs, chemicals, sewer fees and permit fees (it being acknowledged and agreed, however, that any fines and penalties incurred in connection with any failure to have or comply with an Environmental Permit shall constitute Environmental Liabilities hereunder).

“Environmental Permits” means any licenses, permits, quotas, authorizations, consents, orders, franchises, filings or registrations, variances, exceptions, security clearances and other approvals from any Governmental Authority under Environmental Laws including, without limitation, those that are required to generate, store, handle, transport, discharge, emit or dispose of Hazardous Substances used or generated by the party.

“Escalation Process” has the meaning given that term in Section 23.1(c).

“Excluded Removal Property” has the meaning given that term in Section 14.1.

“Executive Management” has the meaning given that term in Section 23.1(e).

“Fair Market Value of the Leased Premises” means the price at which the Leased Premises would be sold if exposed upon the open market for a reasonable length of time, the buyer being willing but under no compulsion to buy and the seller being willing but under no compulsion to sell.

“Fee Mortgage” has the meaning given that term in Section 16.2.

“Force Majeure Event” means any cause, condition or event beyond a party’s reasonable control that delays or prevents other party’s performance of its obligations hereunder, including war, acts of government, acts of public enemy, riots, civil strife, lightning, fires, explosions, storms, floods, power failures (including brown-outs, surges or other situations where the utility generates less than full power), other acts of God or nature, labor strikes or lockouts by the party employees and other similar events or circumstances; provided, however, that adverse financial or market conditions shall not constitute a Force Majeure Event.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, of any country or subdivision thereof, whether national, federal, state or local, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

“Handling” means any manner of generating, accumulating, storing, treating, disposing of, or transporting, as any such terms may be defined in any Environmental Law, of Hazardous Substances.

“Hazardous Materials” has the meaning given that term in the Separation Agreement.

“Hazardous Substances” means any hazardous substance within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601(14) (“CERCLA”) or any chemical, pollutant, contaminant, waste or otherwise toxic, hazardous, extremely hazardous or radioactive waste, including petroleum, petroleum derivatives, petroleum by-products or other hydrocarbons, asbestos containing materials and polychlorinated biphenyls that, in each case, is regulated under any applicable Environmental Law.

“Indemnified Party” has the meaning given that term in Section 11.4(c).

“Indemnifying Party” has the meaning given that term in Section 11.4(c).

“Ingevity” has the meaning set forth in the preamble to this Lease, and includes any permitted successors as owner and operator of the Carbon Plant.

“Ingevity Easement Rights” means those certain rights with respect to the Mill Real Property granted to Ingevity pursuant to Article 3 of this Lease.

“Ingevity Indemnified Parties” has the meaning given that term in Section 11.3.

“Ingevity Natural Gas Utility Facilities” has the meaning given that term in Section 3.10(a).

“Ingevity’s Business” means the operation of the Carbon Plant as it was being operated on the Effective Date and any expansion of such business permitted under Section 8.1.

“Law” means any national, federal, state or local law (including common law), statute, constitutional provision, code, ordinance, rule, regulation, directive, concession, order or other requirement or guideline of any country or subdivision thereof.

“Leased Premises” has the meaning given that term in Section 2.1.

“Losses” means all demands, claims, causes of action, administrative orders and notices, losses, costs, fines, liabilities, penalties, damages (direct or indirect) and expenses (including, without limitation, reasonable legal, paralegal, accounting and consultant fees, amounts paid in settlement, judgments and other expenses incurred in the investigation and defense of claims and actions).

“Maintain” means to maintain, inspect, preserve, protect, repair and replace, and “Maintenance” means the maintenance (both preventive and predictive), inspection (including testing), preservation, repair and replacement.

“Mill” means the Mill Owner’s Covington, Virginia paperboard and pulp mill. The Mill does not include the Carbon Plant.

“Mill Environmental Condition” means any condition with respect to the environment which existed in the past, now exists or may hereafter be found to exist in, on, under, or about the Mill Real Property including, without limitation: conditions in, on or under any improvements on the Mill Real Property (including the presence of asbestos, lead-based paint and mold); the off-site migration of Hazardous Substances from the Mill Real Property; the migration of Hazardous Substances onto the Mill Real Property; other contamination of the environment (including, without limitation, ambient air, surface or subsurface soil or strata, air, water (whether surface water or ground water) or sediments) by Hazardous Substances; and impacts to or natural resource damages arising from conditions in, on or under the Mill Real Property.

“Mill Indemnified Parties” has the meaning given that term in Section 11.2.

“Mill Owner” has the meaning given that term in the preamble to this Lease, and includes any permitted successors as owner of the Mill Real Property and the fee interest in the Carbon Plant Real Property (other than Ingevity).

“Mill Owner Easement Rights” means those certain rights with respect to the Carbon Plant Real Property retained by the Mill Owner pursuant to Article 3 of this Lease.

“Mill Owner Natural Gas Utility Facilities” has the meaning given that term in Section 3.10(a).

“Mill Owner Retained Assets” means: (i) any Continuous Assets that pass under, on or over the Carbon Plant Real Property and serve the Mill but do not also serve the Carbon Plant (which include, without limitation, certain pipe bridges and conveyors), and (ii) the Truck Shop Property (which, for clarity, is excluded from the Carbon Plant Real Property). The Mill Owner Retained Assets as of the Effective Date (other than the Truck Shop Property) are listed on Exhibit C.

“Mill Owner Retained Environmental Liabilities” has the meaning given that term in Section 11.9(b).

“Mill Owner’s Business” means the operation of the Mill by the Mill Owner, including the manufacture and distribution by the Mill Owner of solid bleached sulfite board and related products and related activities at the Mill unless and until Ingevity exercises the Truck Shop Expansion Option .

“Mill Real Property” means the real property on which the Mill is located. For clarity, the Mill Real Property does not include the Carbon Plant Real Property, but does include the Truck Shop Property unless and until Ingevity exercises the Truck Shop Expansion Option .

“Mortgage” has the meaning given that term in Section 16.1.

“Mortgagee” has the meaning given that term in Section 16.1.

“Non-Controlling Party” has the meaning given that term in Section 11.5.

“Non-Curable Default” has the meaning given that term in Section 17.2(c).

“Operating Council” has the meaning given that term in Section 23.1(b).

“Party Wall” means the common, or party, structural wall between the former board mill building on the Carbon Plant Real Property and the hydropulper building on the Mill Real Property.

“Permanent Closure of the Carbon Plant” means a shutdown of the Carbon Plant in which no products are being manufactured, processed or stored on a routine basis consistent with normal business practices for the Carbon Plant if such closure has exceeded, or will exceed, one year.

“Permitted Encumbrances” has the meaning given that term in Section 2.3.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Authority or other similar entity, other than the Mill Owner or Ingevity.

“Personnel” means the Affiliates, officers, directors, employees, agents, contractors, consultants, vendors, invitees and representatives of a party to the Agreement and of the party’s Affiliates.

“Plant Owner” means, with respect to the Carbon Plant and Ingevity’s rights in the Carbon Plant Real Property, Ingevity; and with respect to the Mill and the Mill Real Property, the Mill Owner.

“Plant Owner’s Rules and Regulations” means all reasonable rules, regulations and procedures established from time to time by a Plant Owner with respect to the exercise by the other party to this Lease and its Personnel of such other party’s Easement Rights on the Plant Owner’s property and which govern and direct safety, environmental, security and emergency matters or the conduct of any Personnel of the other party while on such property, but only if such other party has reasonable prior written notice of such rules, regulations and procedures.

“Potable Water Utility Facilities” has the meaning given that term in Section 3.9(a).

“Property” has the meaning given that term in Section 11.1(a).

“Purchase Option” has the meaning given that term in Section 22.1.

“Purchase Option Closing” has the meaning given that term in Section 22.2(b).

“Purchase Option Exercise Notice” has the meaning given that term in Section 22.1.

“Rail Facilities” has the meaning given that term in Section 3.5.

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, dumping or disposing of Hazardous Substances into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance or pollutant or contaminant.

“Relocate” means to move or otherwise change or alter the location of any Utility Facilities, other Continuous Assets or Access Area, including changing the height at or above grade or depth below grade of any such Utility Facilities or other Continuous Assets.

“Relocated Facility” has the meaning given that term in Section 3.18(b).

“Rent” has the meaning given that term in Section 5.1.

“Remedial Action” means any action to investigate, evaluate, assess, including without limitation, conducting a risk assessment of, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate, the Release or presence of any Hazardous Substance, including the imposition of engineering or institutional controls, any closure activities, post-closure or monitoring and any operation and maintenance relating to any such remedial activities or Environmental Condition.

“Remove” means to remove all or any portion of any Utility Facilities or any other personal property or improvements to real property owned by a party and located within the other party’s property as directed and approved by the Plant Owner (or, in the case of Section 14.1, the Mill Owner) in a safe and secure, workmanlike manner so that such removal will proceed diligently and continuously, without material interruption of or interference with the operations of the Plant Owner, all to the reasonable satisfaction of the Plant Owner (or, in the case of Section 14.1, the Mill Owner) and subject to all applicable Laws.

“Responsible Party” has the meaning given that term in Section 11.5.

“Restore” means to return real property and all improvements located thereon substantially to the state and condition of such real property and improvements as of the Effective Date.

“Sawdust Area Expansion Effective Date” has the meaning given that term in Section 21.2(a).

“Sawdust Area Expansion Exercise Notice” has the meaning given that term in Section 21.1.

“Sawdust Area Expansion Option” has the meaning given that term in Section 21.1.

“Sawdust Area Expansion Property” has the meaning given that term in Section 21.1.

“Separation Agreement” means the Separation and Distribution Agreement to be entered into after the Effective Date by and between WestRock Company and Ingevity Corporation.

“Services Agreement” means the Covington Plant Services Agreement between the Mill Owner and Ingevity of even date herewith, as the same may be amended from time to time.

“Storm Drainage Facilities” has the meaning given that term in Section 3.7(a).

“Taxes” has the meaning given that term in Section 7.2.

“Temporary Construction Activities” has the meaning given that term in Section 3.15(b).

“Temporary Construction Right” has the meaning given that term in Section 3.15(b).

“Term” has the meaning given that term in Section 4.1.

“Termination Date” means the date on which this Lease terminates as provided in Section 4.1.

“Third Party Claim” has the meaning given that term in Section 11.4(c)

“Truck Shop Property” means the building used by the Mill Owner as a truck repair shop as of the Effective Date (sometimes referred to as the Auto Garage), which is more particularly described on Exhibit A-1A.

“Truck Shop Expansion Effective Date” has the meaning given that term in Section 21.5

“Truck Shop Expansion Exercise Notice” has the meaning given that term in Section 21.4

“Truck Shop Expansion Option” has the meaning given that term in Section 21.4

“Truck Shop Report” means the confidential WestRock, Covington, VA Auto Garage FEP3 Report dated September 25, 2015 prepared by Jacobs Engineering, Greenville, South Carolina.

“Utility Facilities” means any pipeline, utility line, electrical line, cable, sanitary or storm sewer, sump, pipe, conduit, duct or other line or wire that transmits or transports any Utility Product, together with: (i) all mechanical and other equipment that treats, stores, converts, adapts, pumps or vents any Utility Product and all utility poles, pipe racks, fittings, furnishings and other incidental property (whether deemed to be real property or personal property) which comprise an integral part thereof and are designed and used in connection with the transmission or transportation of such Utility Product, and (ii) any equipment or other item referred to herein as a “Utility Facility” or as “Utility Facilities.”

“Utility Product” means any gas, liquid, chemical, compound, current or impulse (whether electrical or otherwise) or other substance that it supplied or transmitted through any Utility Facilities.

“Vehicle” has the meaning given that term in Section 11.2(ii).

“Wastewater Utility Facilities” shall have the meaning set forth in Section 3.8(a).

Article 2

THE LEASE

Section 2.1           Leased Premises. The Mill Owner hereby leases the Carbon Plant Real Property to Ingevity and grants to Ingevity the Ingevity Easement Rights (the Carbon Plant Real Property and the Ingevity Easement Rights hereinafter collectively are referred to as the “Leased Premises”).

Section 2.2           Carbon Plant and Mill Owner Retained Assets Excluded. The Leased Premises do not include the Carbon Plant located on the Carbon Plant Real Property, which is owned by Ingevity. The Leased Premises also do not include: (i) the Mill Owner Retained Assets, which are located on the Carbon Plant Real Property but are owned and used exclusively by the Mill Owner, (ii) the Co-Located Continuous Assets owned by the Mill Owner and located on the Carbon Plant Real Property, or (iii) the Mill Owner Natural Gas Utility Facilities. The Carbon Plant and any other improvements now or hereafter located on the Carbon Plant Real Property (other than the Mill Owner Retained Assets and the Co-Located Continuous Assets owned by the Mill Owner and located on the Carbon Plant Real Property) are and shall remain the property of Ingevity, subject to the provisions of Article 14. Ingevity shall have the absolute and unrestricted right to remove all or any portion or portions of the Carbon Plant and any such other improvements (other than the Mill Owner Retained Assets, the Co-Located Continuous Assets owned by the Mill Owner and located on the Carbon Plant Real Property and the Mill Owner Natural Gas Utility Facilities located on the Carbon Plant Real Property) at any time during the Term; provided, however, that if Ingevity so removes any portion of the Carbon Plant prior to the end of the Term, Ingevity shall, to the extent required by Law or the Mill Owner, comply with the requirements of Section 14.1 with respect to the portion of the Carbon Plant Real Property on which such removed portion or portions of the Carbon Plant were located as if such portion of the Carbon Plant Real Property were then being surrendered to the Mill Owner pursuant to Section 14.1.

Section 2.3           Permitted Encumbrances. The Leased Premises are leased to Ingevity by the Mill Owner subject to the following (collectively, the “Permitted Encumbrances”): (a) the Mill Owner Easement Rights, which are retained by the Mill Owner, (b) all legal highways, (c) all easements, covenants, instruments, agreements and restrictions of record on the Effective Date (other than liens securing indebtedness of the Mill Owner, judgment liens against the Mill Owner and mechanics liens created as a result of the activities of the Mill Owner for which Ingevity and its Affiliates are not responsible pursuant to the Separation Agreement), (d) all Taxes not yet due and payable, (e) any state of facts that would be disclosed by a current survey or physical inspection of the Carbon Plant and the Leased Premises, (f) all Laws with respect to the use, occupancy, subdivision or improvement of the Leased Premises, and (g) the lien of any Fee Mortgage subject to the provisions of Section 16.2.

Section 2.4           Condition of the Leased Premises. Ingevity is leasing the Leased Premises from the Mill Owner in their present condition, “AS IS,” on the Effective Date. Ingevity acknowledges that it has previously possessed the Leased Premises and is familiar with the Leased Premises and inspected the Leased Premises prior to taking possession under this Lease. Except as otherwise expressly provided in this Lease or the Services Agreement, the Mill Owner shall have no obligation to construct or install any improvements on the Leased Premises or to renovate, recondition, alter or improve the Leased Premises in any manner in connection with this Lease, and Ingevity hereby accepts the Leased Premises “as-is” on the Effective Date. There are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties (express or implied) given by the Mill Owner concerning the Leased Premises.

Article 3

EASEMENT RIGHTS

Section 3.1           Easement Rights Generally. During the Term, Ingevity shall have the Ingevity Easement Rights and the Mill Owner shall have the Mill Owner Easement Rights, in each case as described in this Article 3 and subject to the limitations and restrictions set forth in this Lease.

Section 3.2           Ingevity Access Rights. The Ingevity Easement Rights include a non-exclusive right of Access over the Mill Real Property, but only to the extent necessary, and only over such portions of the Mill Real Property as are reasonably necessary, to provide Access: (a) to the Carbon Plant, (b) to permit Ingevity to provide services, perform duties, obligations and responsibilities, and exercise rights under this Lease and the Services Agreement, including, without limitation, to inspect, Maintain, use and operate those Co-Located Continuous Assets for which Ingevity has rights or responsibilities under this Lease or under the Services Agreement and the Ingevity Natural Gas Utility Facilities, and (c) to inspect, Maintain, use and operate the Carbon Plant on the Carbon Plant Real Property and otherwise to conduct Ingevity’s Business on the Carbon Plant Real Property. The rights of Access described in this Section 3.2 shall be for the benefit of Ingevity and its Personnel. The rights of Access described in this Section 3.2 that relate solely to rights, duties, obligations or responsibilities of Ingevity under the Services Agreement shall terminate on such date as Ingevity no longer has the related rights, duties, obligations or responsibilities under the Services Agreement. The locations of the Ingevity Access Rights as of the Effective Date are set forth on Exhibit A-3.

Section 3.3           Mill Owner Access Rights. The Mill Owner Easement Rights shall include a non-exclusive right of Access over the Carbon Plant Real Property, but only to the extent necessary, and only over such portions of the Carbon Plant Real Property as are reasonably necessary, to provide Access: (a) to permit the Mill Owner to provide services, perform duties, obligations and responsibilities, and exercise rights under this Lease and the Services Agreement, including, without limitation, to Maintain, use and operate the Mill Owner Retained Assets, the Mill Owner Natural Gas Utility Facilities and the

Co-Located Continuous Assets and for which the Mill Owner has rights or responsibilities under this Lease or under the Services Agreement, (b) to inspect, Maintain, use and operate the Mill on the Mill Real Property and otherwise to conduct the Mill Owner's Business on the Mill Real Property, and (c) to place temporary cranes for performing maintenance and construction work on structures located on the Mill Real Property at the locations indicated on Exhibit F. The rights of Access described in this Section 3.3 shall be for the benefit of the Mill Owner and its Personnel. The rights of Access described in this Section 3.3 that relate solely to rights, duties, obligations or responsibilities of the Mill Owner under the Services Agreement shall terminate on such date as the Mill Owner no longer has the related rights, duties, obligations or responsibilities under the Services Agreement. The locations of the Mill Owner Access Rights as of the Effective Date are set forth on Exhibit A-2.

Section 3.4           Parking Rights. Subject to Section 3.21, the Ingevity Easement Rights shall include a non-exclusive right to use the parking areas on the Mill Real Property adjacent to the Carbon Plant Real Property for purposes of parking cars, trucks and other vehicles by Ingevity and its Personnel in connection with the conduct of Ingevity’s Business. Subject to Section 3.21, the Mill Owner Easement Rights shall include a non-exclusive right to use the parking areas on the Carbon Plant Real Property for purposes of parking cars, trucks and other vehicles by the Mill Owner and its Personnel in connection with the conduct of the Mill Owner’s Business.

Section 3.5           Rail Facilities. The Carbon Plant is served by existing rail facilities located on the Mill Real Property as identified on Exhibit B (such existing rail facilities as shown on Exhibit B (including, without limitation, the railcar repair and cleaning track) and any additional or replacement rail facilities in the future located on the Mill Real Property are referred to collectively as the “Rail Facilities”). The Ingevity Easement Rights shall include a non-exclusive right to use the Rail Facilities in connection with Ingevity’s Business for the purposes of switching, railcar storage, repair and cleaning and providing railcar deliveries and shipments to and from the Carbon Plant consistent with the day-to-day manner in which the Rail Facilities in existence as of the Effective Date were being used prior to the Effective Date.

Section 3.6           Continuous Assets and Party Wall. (a) Exhibit C sets forth the ownership of the Continuous Assets (including the Mill Owner Retained Assets) as of the Effective Date and, as described on Exhibit C, each party may own all or a portion of the Continuous Assets physically located on real property owned (or, in the case of the Carbon Plant Real Property, leased) by the other party (the “Co-located Continuous Assets”).

(b)          The Ingevity Easement Rights shall include the non-exclusive right: (i) for the Co-located Continuous Assets owned by Ingevity to remain on the Mill Owner Real Property at their current location or at such other location as the parties may agree, for use by Ingevity, (ii) to inspect the Co-located Continuous Assets owned by Ingevity and located on the Mill Owner Real Property, and (iii) to Maintain the Co-located Continuous Assets owned by Ingevity and located on the Mill Owner Real Property, except to the extent otherwise provided in the Services Agreement or in any subsequent written agreement between the Mill Owner and Ingevity.

(c)          The Mill Owner Easement Rights shall include the non-exclusive right: (i) for the Mill Owner Retained Assets and the Co-located Continuous Assets owned by the Mill Owner to remain on the Carbon Plant Real Property at their current location or at such other location as the parties may agree, for use by the Mill Owner, (ii) to inspect the Mill Owner Retained Assets and the Co-located Continuous Assets owned by the Mill Owner and located on the Carbon Plant Real Property, and (iii) to Maintain the Mill Owner Retained Assets and the Co-located Continuous Assets owned by the Mill Owner and located on the Carbon Plant Real Property.

(d)          In the event either Ingevity or the Mill Owner fails to Maintain Co-located Continuous Assets located on the other party’s property, the other party on whose property such Co-located Continuous Assets are located shall have the right to inspect, Maintain, use and operate such Co-located Continuous Assets.

(e)          The Mill Owner and Ingevity each owns separately so much of the Party Wall as stands upon the Plant Owner’s property, subject to the provisions of this Lease. The Mill Owner Easement Rights and the Ingevity Easement Rights each shall include the right to use so much of the Party Wall as is owned by the other party for any purpose not inconsistent with the joint use of the Party Wall and the other provisions of this Lease and, subject to the provisions of the Services Agreement, the right to inspect and Maintain the portion of the Party Wall on the property of the other party. In the event of any damage to or destruction of the Party Wall, the expense of any repair, reconstruction or restoration shall be borne equally by the Mill Owner and Ingevity; however, this sharing shall not be construed to release either party from any liability for damages to or destruction of the Party Wall caused by that party’s negligence or willful misconduct, and any such damages or destruction so caused shall be the responsibility of the party at fault. Neither party shall, without the consent of the other party (which consent shall not unreasonably be withheld), make or cause to be made any openings in the Party Wall, decrease or increase the thickness of the Party Wall or add to or extend the Party Wall.

Section 3.7           Storm Drainage. (a) Certain storm water Utility Facilities are located on the Mill Real Property and the Carbon Plant Real Property as described on Exhibit C (“Storm Drainage Facilities”) and are used in transporting storm water through such property to the Mill’s wastewater treatment plant. The parties’ respective ownership of the Storm Drainage Facilities is described on Exhibit C.

(b)          The Mill Owner Easement Rights and the Ingevity Easement Rights each shall include a non-exclusive right to utilize the Storm Drainage Facilities that are located on the other party’s property for the sole purpose of transporting normal discharge storm water only (not sanitary or process water) through the other party’s property to the Mill’s wastewater treatment plant or to other Storm Drainage Facilities that lead to the Mill’s wastewater treatment plant in a manner reasonably consistent with the use of the Storm Drainage Facilities as of the Effective Date.

Section 3.8           Wastewater Lines. (a) Certain wastewater Utility Facilities are located on the Mill Real Property described on Exhibit C and are used in providing wastewater services to the Mill and the Carbon Plant (such facilities are collectively referred to as the “Wastewater Utility Facilities”) and certain wastewater Utility Facilities are located on the Carbon Plant Real Property as described on Exhibit C and are used by the Mill to transport its wastewater to the wastewater treatment plant. The parties’ respective ownership of the Wastewater Utility Facilities described on Exhibit C.

(b)          The Mill Owner Easement Rights and the Ingevity Easement Rights each shall include a non-exclusive right to utilize the Wastewater Utility Facilities located on the other party’s property for the sole purpose of transporting wastewater through the other party’s property to the Mill’s wastewater treatment plant or to other Wastewater Utility Facilities that lead to the wastewater treatment plant in a manner reasonably consistent with the use of the Wastewater Utility Facilities as of the Effective Date.

Section 3.9           Potable Water. (a) Certain potable water Utility Facilities are located on the Mill Real Property described on Exhibit C and are used in supplying potable water from the local water utility to the Carbon Plant, and certain potable water Utility Facilities are located on the Carbon Plant Real Property described on Exhibit C and are used in supplying potable water from the local water utility to the Mill (such Utility Facilities are collectively referred to as the “Potable Water Utility Facilities”). The parties’ respective ownership of the Potable Water Utility Facilities described on Exhibit C.

(b)          The Mill Owner Easement Rights and the Ingevity Easement Rights each shall include a non-exclusive right to utilize the Potable Water Utility Facilities located on the other party’s property for the sole purpose of transporting potable water from the local water utility through the other party’s property to the Easement Right Holder’s property.

Section 3.10         Natural Gas Utility Facilities. (a) Certain natural gas Utility Facilities are located on the Mill Real Property and the Carbon Plant Real Property as shown on Exhibit D and are used in supplying natural gas to the Mill and the Carbon Plant. A portion of those natural gas Utility Facilities, as indicated on Exhibit D, serve both the Mill and the Carbon Plant and are owned by the Mill Owner (the “Mill Owner Natural Gas Utility Facilities”). The remainder of the natural gas Utility Facilities shown on Exhibit D are owned by Ingevity but are located on the Mill Owner’s Property (the “Ingevity Natural Gas Utility Facilities”).

(b)          As of the Effective Date, the Mill Owner is providing natural gas service to Ingevity under the Services Agreement pursuant to a temporary exemption from regulation as a public utility granted by the Virginia regulatory authority to allow Ingevity to have constructed, at Ingevity’s expense, a 46,000 dth/day capacity direct pipeline connecting the Carbon Plant to the pipeline of the local natural gas utility. The new direct Ingevity pipeline will begin at the local natural gas utility’s gas distribution pipeline at the Mill’s metering station (where the local natural gas utility will install, at Ingevity’s expense, a separate meter for the new pipeline) and will follow the route of the Mill’s high pressure natural gas pipeline from the metering station to the intra-plant pipe bridge over the Jackson River near the Carbon Plant and will then follow the Mill low pressure line from the pipe bridge to the point at which the gas pipeline serving only the Carbon Plant splits off of the Mill low pressure line (upon completion of the new Ingevity gas pipeline, the current pipeline serving only the Carbon Plant will be disconnected from the Mill Owner's low pressure pipeline and will be connected to the new Ingevity pipeline. The portion of the new direct gas pipeline on the Mill Real Property shall be constructed in accordance with Section 3.12 and, upon completion, shall be included in the Ingevity Natural Gas Utility Facilities for purposes of this Lease.

(c)          The Ingevity Easement Rights shall include: (i) a non-exclusive right for the Ingevity Natural Gas Utility Facilities to remain on the Mill Real Property at their current location or at such other location as the parties may agree, and (ii) subject to clause (ii) of the following sentence, an exclusive right to use the Ingevity Natural Gas Utility Facilities to transport natural gas purchased by Ingevity to the Carbon Plant. The Mill Owner Easement Rights shall include: (i) a non-exclusive right for the Mill Owner Natural Gas Utility Facilities to remain on the Carbon Plant Real Property at their current location or at such other location as the parties may agree, and (ii) the right to use the Ingevity Natural Gas Utility Facilities to transport natural gas to the Carbon Plant during any period in which the Mill Owner is providing natural gas service to Ingevity under the Services Agreement.

Section 3.11         Unknown Other Assets. In the event that, after the Effective Date, the parties determine that there are other Continuous Assets or other non-Continuous Assets serving one of the parties that are completely or partially located on the other party’s property that are not covered by any of Sections 3.4 through 3.10, the parties shall reasonably negotiate to amend this Lease to accommodate, in a manner reasonably consistent with the provisions set forth in Sections 3.1 through 3.10: (i) the ownership of such other Continuous Assets or non-Continuous Assets, (ii) the continued location of such other Continuous Assets or non-Continuous Assets on the other party’s property, and (iii) the right and obligation to Access, inspect, Maintain, use and operate such other Continuous Assets or non-Continuous Assets.

Section 3.12         Future Utility Facilities. In the event that Ingevity desires to install electrical distribution Utility Facilities or natural gas Utility Facilities directly connecting the Utility Facilities on the Carbon Plant Real Property with Utility Facilities owned by the local public utility or utilities serving the area, then the Ingevity Easement Rights shall include the right to locate such Utility Facilities over, under and through the Mill Real Property, at a location or loctions reasonably acceptable to Ingevity and the Mill Owner, and to inspect, Maintain, use and operate such Utility Facilities to serve the Carbon Plant. The Mill Owner shall have the right to review and approve the plans and specifications for the location of such Utility Facilities on the Mill Real Property, which location shall minimize, to the extent reasonably possible, the disruption to the Mill Owner’s Business and facilities and which approval shall not be unreasonably withheld or unduly delayed. All construction of such Utility Facilities on the Mill Real Property may occur only at the locations so approved by the Mill Owner and shall be in compliance with all applicable Laws and the Construction Standards.

Section 3.13         No Rights to Obstruct; Use of Property Subject to Easement Rights. (a) Neither Plant Owner shall obstruct, or permit the obstruction of, the reasonable exercise on the Plant Owner’s property of Access Rights or other Easement Rights by the Easement Right Holder, including by permitting the storage of property of any kind or the parking of any vehicles (except to the extent of a shared parking lot), or the blockage of any Rail Facilities; provided, however, that implementation of the Plant Owner’s Rules and Regulations, with reasonable notice to the Easement Right Holder, shall not constitute obstruction of the exercise of Access Rights or other Easement Rights.

(b)          In the exercise of an Easement Right, an Easement Right Holder shall not unreasonably impair the right of the Plant Owner to use its property in any manner that does not materially impair the exercise by the Easement Right Holder of its Easement Rights. The Easement Rights granted under this Lease shall not restrict the Plant Owner from using the areas above, below or adjacent to the area covered by the other party’s Easement Rights, provided that the Plant Owner’s use of such area shall not unreasonably interfere with the beneficial use and enjoyment of the Easement Rights by the Easement Right Holder.

Section 3.14         Compliance. In the exercise of Easement Rights granted in, and in the performance of the obligations imposed by, this Lease, an Easement Right Holder shall: (a) comply with all applicable Laws; (b) comply with the Plant Owner’s Rules and Regulations; (c) comply with all applicable reasonable requirements of all insurance carriers having insurance then in effect as to which Plant Owner is a named insured and of which the Easement Right Holder has reasonable prior written notice; (d) not materially interrupt or interfere with the operations of the Plant Owner within the Plant Owner’s Property; and (e) use all Utility Facilities and Access Areas in a safe and prudent manner consistent with the purposes and capacities for which they were designed and standard industry practices.

Section 3.15         Exercise of Maintenance Obligations and Rights. (a) Whenever either the Mill Owner or Ingevity has, pursuant to the terms and conditions of this Lease, the Services Agreement or any other written agreement between them, any right or obligation to Maintain any asset, such party shall: (i) maintain and preserve such asset in good and safe operating condition and repair and in accordance with applicable Laws, (ii) complete any Maintenance as expeditiously as is reasonably feasible so as to minimize interference with the business operations of the other party, and (iii) otherwise use commercially reasonable efforts not to materially interfere with or interrupt the operations of the other party. All such Maintenance shall be completed in a good and workmanlike manner and any damages caused to the other party’s property by such Maintenance shall be restored at the sole cost and expense of the party obligated to perform such Maintenance. Without limiting the generality of the foregoing: (i) the Mill Owner and its Personnel shall have the right, at all reasonable times after prior reasonable notice to Ingevity (and at any time whatsoever in the event of any Emergency), to inspect the Utility Facilities located within the Carbon Plant Real Property that are used in connection with the supply of any Utility Product to the Mill or the provision of any service by the Mill Owner to Ingevity under the Services Agreement for any purpose whatsoever reasonably relating to the safety, protection and preservation of such Utility Facilities or the Mill or relating to the exercise of the Mill Owner’s rights or the performance of the Mill Owner’s obligations pursuant to the Services Agreement or this Lease; and (ii) Ingevity and its Personnel shall have the right, at all reasonable times after prior reasonable notice to the Mill Owner (and at any time whatsoever in the event of any Emergency), to inspect the Utility Facilities located within the Mill Real Property that are used in connection with the supply of any Utility Product to the Carbon Plant for any purpose whatsoever relating to the safety, protection and preservation of such Utility Facilities or the Carbon Plant or relating to the exercise of Ingevity’s rights or the performance of Ingevity’s obligations pursuant to the Services Agreement or this Lease. Notwithstanding the foregoing, each party shall have the right to: (A) reasonably limit the other party’s right to Access and inspect any areas that such party reasonably determines are confidential or secure areas, and (B) have representatives present during any inspection by the other party. Ingevity shall deliver to the Mill Owner prompt written notice of any repairs to any Utility Facilities located on the Carbon Plant Real Property required to be made by the Mill Owner under the Services Agreement, this Lease or any other written agreement between them and any repairs required to be made by Ingevity that are reasonably expected to affect the supply of Utilities to the Mill, upon Ingevity’s obtaining knowledge thereof. The Mill Owner shall deliver to Ingevity prompt written notice of any repairs to any Utility Facilities located on the Mill Real Property required to be made by Ingevity under the Services Agreement, this Lease or any other written agreement between them, and any repairs required to be made by the Mill Owner that are reasonably expected to affect the supply of Utilities to the Carbon Plant, upon the Mill Owner’s obtaining knowledge thereof.

(b)          Each party shall have a temporary and non-exclusive construction right (the “Temporary Construction Right”) across, over, on, under and through those portions of the Carbon Plant Real Property (in the case of the Mill Owner) or the Mill Real Property (in the case of Ingevity) as may be reasonably necessary in connection with the design, location, construction, installation, repair, maintenance, replacement and restoration of any component or element of any Utility Facilities located on the other party’s property, or in connection with any Maintenance on such property or on any equipment located on such property as deemed reasonably necessary or desirable by such party, including the Maintenance of buildings or other improvements along the boundary lines of the parties’ properties, and including the temporary placement, storage and depositing of soil, construction materials, vehicles and equipment associated therewith (the “Temporary Construction Activities”); provided, that a party conducting Temporary Construction Activities shall provide reasonable advance written notice to the other party and shall not unreasonably interfere with the business operations of the other party. Each party shall reasonably cooperate with the other party to determine a mutually agreeable location for such Temporary Construction Activities to the extent such activities take place on such other party’s property. Any construction completed under this Lease shall be completed with diligence and in accordance with applicable Laws and the Construction Standards.

Section 3.16         Mechanics’ Liens. An Easement Right Holder shall not permit any mechanics’ liens or similar liens to exist upon the other party’s property (including any Utility Facilities located on the other party’s property) by reason of any act or omission of the Easement Right Holder or its Personnel. If any such lien resulting from any act or omission of the Easement Holder or its Personnel shall at any time exist upon the other party’s property, the Easement Right Holder shall indemnify, defend and save the Plant Owner and the Plant Owner’s property harmless from and against such lien and all suits or judgments arising therefrom. The Easement Right Holder shall cause any such lien resulting from any act or omission of the Easement Holder or its Personnel that at any time exists upon the other party’s property to be removed of record by payment, bonding, discharge or otherwise as permitted by law within 30 days after notice by the Plant Owner to the Easement Right Holder of the existence of such lien of record.

Section 3.17         Right to Cure Defaults Under Article 3. If either party has materially breached any of its obligations under this Lease and has failed to fully cure such breach after written notice of such breach, the non-breaching party, in addition to the remedies set forth in Section 4.2, shall have the right, but not the obligation, exercisable upon 14 days’ prior written notice (except in the event of an Emergency, or where such breach is likely to imminently and adversely affect the business operations of the non-defaulting party, in either which case such notice shall be given as soon as reasonably possible) to the defaulting party, to cure such breach and all recurrent and related breaches without waiving or releasing the defaulting party from any liability under this Lease for such breaches. The non-breaching party shall have a temporary and non-exclusive right across, over, on, under and through those portions of the breaching party’s property, but only to the extent, reasonably necessary to cure the breach, which right shall remain in effect only for such time as is necessary to cure such breach. All sums paid, advanced or expended pursuant to this Section 3.17 and all costs and expenses incurred by the non-breaching party in connection therewith (including reasonable attorneys’ fees) shall be repaid by the breaching party, on demand. The breaching party shall have the right to have a representative present while the non-breaching party conducts any work on the breaching party’s property to cure any breach pursuant to this Section 3.17; provided, that the breaching party shall not interfere with the efforts of the non-breaching party to cure such breach.

Section 3.18         Limitations Upon Easement Rights; Reservations by the Plant Owner (including Relocations). Notwithstanding any Easement Rights created under this Lease, each party shall retain all rights to use its property, subject to the other terms and conditions of this Lease. Each Easement Right granted in this Article 3 is granted solely for the purposes expressly stated in this Article 3 and for no other purpose whatsoever, and each party hereby reserves to itself, and its successors-in-interest in and to its property, the right to use its property for any and all purposes whatsoever not inconsistent with such Easement Right and its interest in its property. Without limiting the generality of the foregoing, each party, with respect to the property owned or leased by it, reserves to itself and its successors-in-interest in and to its property the following rights and privileges:

(a)          the right to construct, reconstruct, install, use, operate, maintain, replace, remove and relocate personal property or improvements to real property within property, whether above, at or below grade (subject to Section 3.18(b)) with respect to any Utility Facilities or Access Areas on its property as to which the other party has an Easement Right pursuant to this Article 3;

(b)          with respect to those portions of any Utility Facilities or Access Area as to which the other party is granted any Easement Right pursuant to this Article 3, the right, at such other party’s sole expense, to require the Easement Right Holder to Relocate the same, or any portion thereof (whether before, during or after such Utility Facility or Access Area is Relocated, a “Relocated Facility”); provided, however, that:

(i)          the Plant Owner shall provide the Easement Right Holder at least 60 days’ prior written notice of the requirement to Relocate and shall afford to the Easement Right Holder a reasonable time period thereafter to effect such relocation;

(ii)         such relocation shall be without any material interference or interruption of the Easement Right Holder’s rights to use such Relocated Facility or any increase in the Easement Right Holder’s cost of, or the operation, Maintenance or use and enjoyment of such Relocated Facility;

(iii)        the Plant Owner shall reimburse the Easement Right Holder for all reasonable costs and expenses incurred by the Easement Right Holder in connection with such relocation;

(iv)        whenever a Relocated Facility has been Relocated: (A) the Easement Right Holder shall have the same Easement Rights, subject to the same terms and conditions, under this Article 3 in that portion of the other party’s property within which the Relocated Facility is so Relocated as was granted in this Article 3 to the Easement Right Holder with respect to such Relocated Facility before such Relocated Facility was so Relocated; and (B) the Easement Rights with respect to such Relocated Facility prior to being relocated that were granted to the Easement Right Holder in this Article 3;

(v)         the Relocated Facility, after the Relocated Facility has been so Relocated, shall be in a condition approximately equal in quality to that before such relocation and shall be of such a nature, status, condition, capacity, level of service volume, output or composition as to provide substantially equivalent benefits to the Easement Right Holder as such Relocated Facility provided to the Easement Right Holder before such Relocated Facility was relocated;

(vi)        the Relocated Facility shall be Relocated in strict compliance with all applicable Laws; and

(vii)       after such Relocated Facility has been so Relocated, the Plant Owner and the Easement Right Holder shall enter into a written supplemental agreement in recordable form that identifies the location of such Relocated Facility within the Plant Owner’s property as so Relocated and confirms the respective rights and easements which have been terminated and created pursuant to this Section 3.18(b).

Section 3.19         Termination of Easement Rights. Any particular Easement Right (or portion thereof) shall terminate when such Easement Right has been Abandoned, and thereupon the Easement Right Holder shall no longer have the Easement Right (or portion thereof) that has been Abandoned. Effective upon such Abandonment and termination, title to any Utility Facilities associated with such Abandoned Easement Right shall revert to and/or automatically be conveyed to the Plant Owner of the property subject to such Abandoned Easement Right, and the Easement Right Holder shall have no further liability with respect to such Utility Facilities; provided, however, that the the Easement Right Holder shall, at the Easement Right Holder’s sole expense, promptly Cap-Off such Utility Facilities (or such portion or portions thereof) or shall, if requested by the Plant Owner of the property subject to such Abandoned Easement Right, Remove such Utility Facilities and Restore the property affected thereby. Each party shall, at the request of the other party, execute a recordable instrument evidencing such transfer of title to any such Abandoned Utility Facilities.

Section 3.20         Article 3 Remedies. In the event of the failure or refusal of a party to perform its obligations or covenants under this Article 3, each of such party’s lenders shall have the right (to the extent provided in an agreement between such party and such lender), but shall not be obligated, to perform such covenants or obligations, and performance by such lenders shall be deemed to be performance by such party.

Section 3.21         Actions in Connection with a Work Stoppages. Notwithstanding the other provisions of this Article 3, in the event either the Mill Owner or Ingevity reasonably determines that a risk of a strike or work stoppage affecting either the Mill or the Carbon Plant, or both, exists, it shall notify the other party in writing of such risk, and both parties shall use reasonable efforts so that, commencing as soon thereafter as is reasonably practical (and, in any event, within ten days thereafter) and through the duration of such strike or work stoppage: (i) Ingevity shall not permit its Personnel to use parking lots located on the Mill Real Property and the Mill Owner shall not allow its Personnel to use parking lots located on the Carbon Plant Real Property, (ii) the Mill Owner and Ingevity each shall cause its respective Personnel to use the Access route designated for that party’s use on Exhibit G and shall not permit its Personnel to use the Access route designated for the use of the other party on Exhibit G, and (iii) the Mill Owner shall open a separate gate where indicated on Exhibit G to allow Ingevity’s Personnel to Access the portion of the Carbon Plant located inside of the Mill’s security fence.

Article 4

TERM; HOLDING OVER

Section 4.1           Term. The term of this Lease (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to Section 4.2, shall continue until the 50th anniversary of the Effective Date.

Section 4.2           Termination. (a) This Lease may be terminated prior to the end of the Term in the following manner:

(i)          at any time by the mutual written agreement of the parties;

(ii)         as provided in Article 22, upon exercise of the Purchase Option by Ingevity;

(iii)        as provided in Section 12.1 or Section 12.2;

(iv)        upon at least six months prior written notice of termination, given at the election of Ingevity at any time following termination of the Services Agreement for any reason;

(v)         upon at least six months prior written notice of termination, given by Ingevity effective on or after the date of the Permanent Closure of the Carbon Plant;

(vi)        upon at least six months prior written notice of termination, given by the Mill Owner effective on or after the date of the Permanent Closure of the Carbon Plant (provided that such termination shall not become effective prior to the date the Carbon Plant is closed);

(vii)       by either party giving written notice to the other following a material breach by the other party (other than a breach by Ingevity of an obligation to pay any money obligation under this Lease) of any of its obligations under this Lease, if the other party has failed to fully cure such breach within 60 days after written notice of such breach; provided, however, that if there is a bona fide dispute between the parties as to whether a material breach has occurred, termination of this Lease shall not occur until the date on which it is determined, through the Escalation Process or otherwise, that a material breach has occurred and, if the breach is capable of being cured, an additional period of 60 days has passed following such determination during which the breach has not been cured;

(viii)      by the Mill Owner giving written notice to Ingevity, if Ingevity fails to pay any amount due under this Lease (including, without limitation, Taxes payable by Ingevity pursuant to Article 7) when due and such failure is not cured within 30 days following receipt of written notice from the Mill Owner; provided that if there is a bona fide dispute between the parties as to whether a payment was due, Ingevity shall not be deemed to have failed to make such payment until it is determined, through the Escalation Process or otherwise, that the payment is due and owing and an additional 30 days have passed following such determination.

(ix)         by the Mill Owner giving written notice to Ingevity, if Ingevity defaults in the performance of a material obligation under the Services Agreement and such default continues beyond any cure period provided in the Services Agreement and is not waived by the Mill Owner, thereby giving the Mill Owner the right to terminate the Services Agreement; or

(x)          by Ingevity giving written notice to the Mill Owner, if the Mill Owner defaults in the performance of a material obligation under the Services Agreement and such default continues beyond any cure period provided in the Services Agreement and is not waived by Ingevity, thereby giving Ingevity the right to terminate the Services Agreement.

(b)          If the Mill Owner gives Ingevity written notice of termination of this Lease pursuant to any subparagraph of Section 4.2(a), Ingevity shall have the right to exercise the Purchase Option pursuant to Article 22 within 30 days after Ingevity receives such notice of termination, notwithstanding the termination of this Lease, so long as Ingevity cures, in all material respects, at or prior to the Purchase Option Closing, any material breaches by Ingevity of this Lease. Upon termination of this Lease for any reason, the other rights and obligations of the parties under this Lease (other than the rights and obligations of the parties under Articles 11, 14, 20, 22 and 23 and the right of the Mill Owner to receive payment for all amounts due under this Lease for periods prior to such termination) thereupon also shall terminate.

Section 4.3           Payment of Fair Market Value. (a) If the Mill Owner terminates this Lease pursuant to Section 4.2(a)(vi), Section 4.2(a)(vii), Section 4.2(a)(viii) or Section 4.2(a)(ix) and Ingevity does not thereafter exercise any right it may have to purchase the Leased Premises pursuant to the Purchase Option, the Mill Owner shall pay to Ingevity, within 30 days after final determination of the Fair Market Value of the Leased Premises pursuant to Section 4.3(b), an amount equal to the Fair Market Value of the Leased Premises as of the Termination Date, less all amounts due from Ingevity to the Mill Owner under this Lease with respect to periods prior to the Termination Date (including, without limitation, the amount of any unpaid claims by the Mill Owner against Ingevity for indemnification under the provisions of this Lease or the Services Agreement).

(b)          The Fair Market Value of the Leased Premises as of the Termination Date shall be determined by mutual agreement of the Mill Owner and Ingevity or, if the Mill Owner and Ingevity are unable to agree on the Fair Market Value of the Leased Premises within 60 days after the Termination Date, the Appraised Value of the Leased Premises as of the Termination Date shall be determined by appraisers selected as follows: Within 15 days after such 60 day period expires, the Mill Owner and Ingevity each shall appoint an appraiser and the Fair Market Value of the Leased Premises shall be determined by the two appraisers so appointed. If the higher of the two appraisals is no more than 10% greater than the lower appraisal, the Fair Market Value of the Leased Premises shall be the average of the two appraisals. If the higher appraisal is more than 10% greater than the lower appraisal, the two appraisers shall select a third appraiser from a list of appraisers approved by both parties (which approval shall not be unreasonably withheld). The third appraiser shall then determine the Fair Market Value of the Leased Premises as of the Termination Date. All appraisal costs and expenses shall be shared by the parties equally. All appraisers shall be qualified appraisers of industrial properties in the Virginia region The appraisers shall give prompt written notice of the determination of the Fair Market Value of the Leased Premises pursuant to this Section 4.3(b). The determination of the Fair Market Value of the Leased Premises pursuant to this Section 4.3(b) shall be conclusive and incontestably binding upon both parties and shall be enforceable in any court having jurisdiction.

Article 5

RENT

Section 5.1           Rent. This Lease is intended to be a transfer of all of the economic benefits and burdens of owning the Carbon Plant Real Property from the Mill Owner to Ingevity (and the retention of the Carbon Plant Real Property by Ingevity for U.S. federal income Tax purposes); accordingly, Ingevity shall pay the Mill Owner for the lease of the Leased Premises an annual rental (the “Rent”) in the amount of $1.00, which shall be paid in full for the entire Term in advance and shall be included in the Mill Owner’s invoice for, and shall be paid in accordance with the payment terms for, the payment for the Carbon Plant Services under the Services Agreement for the first calendar month after the Effective Date.

Article 6

CARBON PLANT SERVICES

Section 6.1           Services Agreement. The Mill Owner shall provide to Ingevity for the benefit of the Carbon Plant and the Carbon Plant Real Property the Carbon Plant Services, and Ingevity shall pay for the Carbon Plant Services, all as provided in the Services Agreement.

Section 6.2           Maintenance Obligations. The Services Agreement provides for the allocation of responsibility to perform and pay for the costs of Maintenance of certain assets within the Mill and the Carbon Plant Real Property, including, without limitation, assets with respect to which Easement Rights are granted under this Lease, such as the Parking Areas, Railroad Spur Tracks, Co-located Continuous Assets and Utility Facilities. For so long as the Services Agreement remains in effect, the Services Agreement shall govern with respect to the allocation of responsibility to perform and pay for the costs of Maintenance of such assets. At such time as the Services Agreement no longer is in effect, the allocation of responsibility to perform and pay for the costs of Maintenance of such assets shall continue as provided under the Services Agreement immediately prior to the date the Services Agreement is no longer in effect (or in such other manner as the parties may agree in writing), and the parties shall negotiate diligently and in good faith to include such provisions in an amendment to this Lease.

Article 7

TAXES

Section 7.1           Ingevity to Pay Taxes. Ingevity shall pay all Taxes against the Carbon Plant and the Carbon Plant Real Property during the Term and a pro rata portion of the Taxes during the year in which the Effective Date occurs and the year in which this Lease expires; such pro rata share to be determined for the portion of the year following the Effective Date and as of the date this Lease terminates, respectively, in accordance with the method described in this Section 7.1. Ingevity shall not be obligated to pay any installment of any special assessment that may be assessed, levied or confirmed during the Term but does not fall due and is not required to be paid until after the expiration of this Lease, except for a pro rata share of the installment(s) becoming payable next following the expiration of this Lease. To the extent that all or part of the Carbon Plant Real Property is a separate real estate Tax parcel, Mill Owner shall cause all Tax bills to be sent by the applicable Governmental Authority directly to Ingevity or shall deliver all such Tax bills directly to Ingevity. If any of the Carbon Plant Real Property is included in a real estate Tax parcel with other land owned by the Mill Owner, Ingevity shall be required to pay only that portion of the Taxes for such real estate Tax parcel equal to the proportion that the acreage of the Carbon Plant Real Property contained in such Tax parcel bears to the total acreage contained in such real estate Tax parcel.

Section 7.2           Taxes Defined. As used in this Lease, the term “Taxes” means: (a) all real estate taxes and assessments, whether general or special, levied upon or with respect to the Carbon Plant Real Property, (b) all fee-in-lieu of tax payments due with respect to the Carbon Plant Real Property, if any, and (c) any and all personal property taxes, improvement taxes, fee-in-lieu of tax payments, if any, and all other taxes due with respect to the Carbon Plant, in each case imposed at any time during the term of this Lease by any Governmental Authority. The term “Taxes” shall not include, and Ingevity shall not be required to pay, any franchise, estate, inheritance, transfer, income or similar tax of the Mill Owner, including, but not limited to, any income tax imposed with respect to the Mill Owner’s income from the Leased Premises.

Section 7.3           Payment of Taxes. If Taxes for the Carbon Plant Real Property are to be paid directly by Ingevity, the Taxes to be paid by Ingevity shall be paid before any delinquency can occur, provided that the Mill Owner has sent the Tax bills to Ingevity, the Tax bills are sent directly to Ingevity by the Governmental Authority as provided in Section 7.1, or Ingevity otherwise is in actual receipt of the Tax bills. Upon written request by the Mill Owner, Ingevity shall promptly provide to the Mill Owner reasonable proof of payment. Any Taxes owed by Ingevity pursuant to the last sentence of Section 7.1 shall be paid to the Mill Owner within 30 days after receipt by Ingevity of an invoice from the Mill Owner, together with a copy of the real estate Tax bill and a calculation of the Taxes due properly made in accordance with Section 7.1.

Section 7.4           Tax Notices. The Mill Owner shall promptly deliver to Ingevity any and all Tax notices or assessments the Mill Owner may receive relating to the Carbon Plant Real Property or the Carbon Plant.

Article 8

USE; COMPLIANCE WITH LAWS; MECHANIC’S LIENS

Section 8.1           Permitted Uses. During the Term, Ingevity shall use the Leased Premises solely for the purpose of operating and servicing the Carbon Plant (including, without limitation, manufacturing, producing, unloading, upgrading and reprocessing carbon and other products and the handling and storage of all equipment and materials (including inventories of raw materials, work in process, finished goods and supplies) related to such operations, services and processes and for related purposes) in substantially the same manner as it was being used on the Effective Date and for any expansion of such business that does not materially and adversely affect the operation of the Mill or the use of the Mill Owner Easement Rights. Ingevity shall not use the Leased Premises for any expansion of such business that is reasonably likely to materially and adversely affect the operation of the Mill or the use of the Mill Owner Easement Rights (including, without limitation, as a result of any material additional requirement reasonably likely to be imposed on the Mill Owner under any Environmental Law) without the prior written consent of the Mill Owner.

Section 8.2           Compliance with Laws. During the Term, Ingevity shall comply with and cause the Carbon Plant and the Carbon Plant Real Property to be in compliance with all Laws of any Governmental Authority applicable to the use of the Carbon Plant and the Carbon Plant Real Property by Ingevity. Except as otherwise provided in the Services Agreement, if any addition, alteration, change, repair or other work of any nature, structural or otherwise, shall be required or ordered or become necessary at any time during the Term because of any of these requirements, the entire expense of the same, irrespective of when the same shall be incurred or become due, shall be the sole liability of Ingevity. Notwithstanding anything herein to the contrary, in no event shall Ingevity be required to comply with any Laws, or make any addition, alteration, change, repair or other work, with respect to any machinery, personal property, equipment or other items which are owned by the Mill Owner and located on the Carbon Plant Real Property.

Section 8.3           Permitted Contests. Ingevity shall have the right to contest its obligations to comply with Laws as permitted by and in accordance with the Services Agreement.

Section 8.4           Mechanic’s Liens on Leased Premises. Ingevity shall not create or permit to be created or to remain, and shall promptly discharge, or cause a bond to be issued securing payment of, at its sole cost and expense, any lien, encumbrance or charge upon the Leased Premises which arises by reason of any labor or materials furnished or claimed to have been furnished to Ingevity or by reason of any construction, addition, alteration or repair of any part of the Carbon Plant or the Carbon Plant Real Property. If any mechanic’s lien is filed against the Leased Premises as a result of Ingevity’s actions or omissions, Ingevity shall either (a) pay the lien and obtain a discharge of the same or (b) furnish to the Mill Owner adequate protection against loss or damage on account of the lien by delivering to the Mill Owner a sufficient surety bond or other security reasonably satisfactory to the Mill Owner, and if Ingevity fails to do either of the foregoing, the Mill Owner may pay the lien and obtain a discharge of the same and charge the amount paid and its reasonable expenses to Ingevity as additional Rent. In connection with any work on the Carbon Plant Real Property performed by or on behalf of Ingevity, Ingevity shall comply with all mechanic’s lien Laws of the Commonwealth of Virginia, including any Law requiring notices to be posted or recorded.

Article 9

ALTERATIONS AND ADDITIONAL IMPROVEMENTS; REPAIR AND MAINTENANCE

Section 9.1           Additional Improvements. During the Term, Ingevity shall have the right to construct or cause others to construct additional improvements on the Carbon Plant Real Property without the consent of the Mill Owner (except as hereinafter provided); however, all such additional improvements shall be constructed in accordance with the following standards (the “Construction Standards”): (a) all improvements shall be constructed in a good and workmanlike manner and in compliance with industry standards for work of a comparable nature; (b) all work shall be constructed in accordance with all applicable Laws; (c) Ingevity at its expense shall obtain all necessary permits and approvals for the improvements from the governmental authorities having jurisdiction; (d) during construction, Ingevity shall maintain in force and effect builder’s risk insurance covering the improvements and liabilities arising during the construction; (e) the work shall not unreasonably interfere with the operation of the Mill or any of the Mill Owner Easement Rights in any material respect, and (f) the improvements shall be prosecuted with due diligence to completion. Notwithstanding anything herein to the contrary, the prior written consent of the Mill Owner shall be required prior to the construction of any additional improvement on the Carbon Plant Real Property that would be reasonably likely to have a material adverse effect on the Mill Owner, the Mill Owner’s Easement Rights or the operation of the Mill (including, without limitation, as a result of any material additional requirement reasonably likely to be imposed on the Mill Owner under any Environmental Law).

Section 9.2           Alterations. At any time during the Term, Ingevity shall have the right to make any alterations, modifications and replacements to any portion of the Carbon Plant, provided that the alterations, modifications and replacements shall be constructed in accordance with the Construction Standards. All additions and improvements, alterations, modifications and replacements made in accordance with Section 9.1 and this Section 9.2 shall become part of the Carbon Plant and shall remain the property of Ingevity.

Section 9.3           Repair and Maintenance. (a)          Throughout the Term, but subject to the terms and conditions of the Services Agreement and the other provisions of this Lease, Ingevity, at its sole expense, shall keep and maintain the Carbon Plant and the Carbon Plant Real Property in such repair and condition and shall make such repairs, replacements and renewals, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary, as Ingevity may, in its sole and absolute discretion, deem necessary or appropriate to put or maintain the Carbon Plant and the Carbon Plant Real Property in a state of repair and condition sufficient for use by Ingevity. Except to the extent provided in the Services Agreement, the Mill Owner shall not be required to maintain, repair or rebuild all or any part of the Carbon Plant or the Carbon Plant Real Property.

(b)          The Mill Owner shall maintain in accordance with the Services Agreement any non-real property assets owned by the Mill Owner which are located on the Carbon Plant Real Property.

Article 10

INSURANCE

Section 10.1         Insurance. (a) The Mill Owner and Ingevity each shall maintain, during the Term (but subject to revision at the end of the policy term of the applicable policy through review by the Operating Council), at such party’s sole expense, insurance of the following types in at least the amounts specified:

(i)          Commercial General Liability Occurrence insurance coverage with limits of liability of $1,000,000 per occurrence and $2,000,000 general aggregate. Such insurance shall include the other party, its Affiliates and their respective directors, officers and employees as additional insureds and shall include a waiver of any rights of subrogation against the other party and its directors, officers and employees.

(ii)         Commercial Automobile Liability insurance coverage for any automobile used in the performance of such party’s obligations under this Lease with limits of liability of $1,000,000 combined single limit. Such insurance shall include the other party, its Affiliates and their respective directors, officers and employees as additional insureds and shall include a waiver of any right of subrogation against the other party and its directors, officers and employees.

(iii)        Workers’ Compensation insurance coverage covering all persons providing services to the other party under this Lease. Such insurance (which may consist of a state-approved program of self-insurance) shall satisfy all applicable statutory requirements and be in accordance with the laws of the state or states in which the party is operating under this Lease, shall include an Alternate Employer Endorsement naming the other party as the alternate employer and shall include a waiver of any right of subrogation against the other party and its directors, officers and employees.

(iv)        Employer’s Liability insurance coverage with limits of: (x) bodily injury by accident — $1,000,000 each accident, (y) bodily injury by disease — $1,000,000 each employee, and (z) bodily injury by disease — $1,000,000 policy limit.

(v)         Excess Umbrella Liability insurance coverage with limits of liability of $10,000,000 per occurrence, with excess limits provided for the Commercial General Liability Occurrence, Automobile Liability and Employer’s Liability insurance coverages required under this Section 10.1. Such insurance shall include the other party, its Affiliates and their respective directors, officers and employees as additional insureds and shall include a waiver of any right of subrogation against the other party and its directors, officers and employees.

(b)          All insurance companies providing insurance required by this Section 10.1 must be authorized to do business in each state in which the operations of the insured party under this Lease are conducted and must be rated “A-” or better with a financial rating of “VII” or better in the most recent edition of the A.M. Best Rating Guide (or, in the event such rating guide is no longer published, or such ratings no longer are published in such rating guide, such other published rating of insurance companies as the parties mutually determine). If a captive entity is used to satisfy these insurance requirements, the captive entity shall provide a letter of good standing.

(c)          Each party shall use commercially reasonable efforts to require that all policies of insurance which such party is required to maintain under this Section 10.1 shall provide for 30 days prior written notice of cancellation or non-renewal to the other party under this Lease. Upon this Section 10 becoming effective pursuant to Section 10.1(f), each party shall provide to the other certificates evidencing all insurance coverages it is required to maintain under this Lease, and shall deliver renewal certificates within 10 days of renewal of any required insurance throughout the Term of the Lease; provided, however, that either the Mill Owner or Ingevity may, with notice to the other, satisfy such obligation by making such certificates available on the website of the party providing the certificate or an Affiliate. Any and all collateral required by an insurance carrier or a state agency and all deductibles or self-insured retentions on referenced insurance coverages must be borne by the first named insured party. The insurance required herein will not be limited by any limitations expressed in the indemnification language in this Lease or any limitation placed on the indemnity therein given as a matter of Law.

(d)          Failure of either party to maintain insurance as required by this Lease, to provide evidence of such insurance or to notify the other party of any breach by such other party of the provisions of this Section 10.1 shall not constitute a waiver of any such requirements to maintain insurance.

(e)          Each party shall be responsible for risk of loss of, and damage to, raw material, equipment or Co-located Continuous Asset of the other party in such party’s possession, custody or under its control, except to the extent that such loss or damage was caused by the acts or omissions of the other party or its agents.

(f)          Notwithstanding anything in the contrary in this Lease, so long as the Services Agreement remains in effect, the parties’ respective obligation to maintain insurance shall be governed by Article 10 of the Services Agreement and not this Section 10.1.

Article 11

WAIVER OF SUBROGATION; INDEMNIFICATION ; ENVIRONMENTAL LIABILITIES

Section 11.1         Limitation of Liability and Waiver of Subrogation. (a) Except as otherwise expressly provided in Section 11.3(ii), Section 11.3(iii), Section 11.3(iv) and Section 11.4, the Mill Owner shall not be liable to Ingevity for:

(i)          Losses to any buildings, improvements, fixtures, furnishings, equipment or other personal property (“Property”) located or found on the Carbon Plant Real Property (except for Losses to Property owned by third parties, which shall be subject to Section 11.3(v)), notwithstanding that such Losses are caused by, result from or are attributable to any act or omission of the Mill Owner or any servant, agent, employee, director, officer, subcontractor or supplier (“Agent”) of the Mill Owner;

(ii)         any Losses arising from bodily injury or death to any employee of Ingevity occurring on the Mill Real Property, notwithstanding that such Losses are caused by, result from or are attributable to any action or omission of the Mill Owner or any Agent of the Mill Owner; and

(iii)        any Loss caused by Ingevity to Property owned by third parties.

Ingevity hereby waives all rights of subrogation against the Mill Owner with respect to the matters described in this Section 11.1(a).

(b)          Except as otherwise expressly provided in Section 11.2(ii), Section 11.2(iii), Section 11.2(iv), and Section 11.4, Ingevity shall not be liable to the Mill Owner for:

(i)          any Losses to any Property located or found on the Mill Real Property (except for Losses to Property owned by third parties, which shall be subject to Section 11.2(v)), notwithstanding that such Losses are caused by, result from or are attributable to any act or omission of Ingevity or any Agent of Ingevity;

(ii)         any Losses arising from bodily injury or death to any employee of the Mill Owner occurring on the Carbon Plant Real Property, notwithstanding that such Losses are caused by, result from or are attributable to any action or omission of Ingevity or any Agent of Ingevity; and

(iii)        any Loss caused by the Mill Owner to Property owned by third parties.

The Mill Owner hereby waives all rights of subrogation against Ingevity with respect to the matters described in this Section 11.1(b).

(c)          IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS LEASE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, LIQUIDATED, PUNITIVE OR EXEMPLARY DAMAGES.

Section 11.2         Indemnification by Ingevity. Ingevity shall indemnify, defend and hold the Mill Owner and its Affiliates, and each of its and their respective officers, directors, employees, successors and assigns (collectively, the “Mill Indemnified Parties”) harmless, from and against all Losses (including, without limitation, any claim, demand, cause of action, or lawsuit in connection therewith) resulting from, in connection with or arising out of:

(i)          with respect to third party claims (other than third party claims of a type covered by another provision of this Article 11), the performance of this Lease by Ingevity, but only to the extent that the Mill Owner was not responsible for the subject matter of such Losses;

(ii)         except with respect to bodily injury or death to any employee of the Mill Owner caused by a vehicle subject to any Virginia statutory motor vehicle insurance law (a “Vehicle”) owned by Ingevity or a Vehicle driven by a Ingevity employee (which shall be subject to subsection (iv) of this Section 11.2), any bodily injury or death to any employee of the Mill Owner occurring on the Carbon Plant Real Property and resulting from or arising out of the gross negligence or intentional misconduct of Ingevity;

(iii)        any damage to any Property located or found on the Carbon Plant Real Property caused by a Vehicle owned by Ingevity or a Vehicle driven by an employee of Ingevity;

(iv)        bodily injury or death to any employee of Mill Owner or to a third party (who is not an employee of Ingevity or Mill Owner) caused by a Vehicle owned by Ingevity or a Vehicle driven by a Ingevity employee; and

(v)         any damage to any Property of a third party caused by Ingevity.

except, with respect to clauses (ii) and (iii), to the extent that any such Loss is finally determined (in accordance with Section 23.1) to have arisen out of or resulted from the gross negligence or intentional misconduct of the Mill Owner or any such Affiliate, Agent, successor or assign. For purposes of this Section 11.2 and Section 11.3: (x) “intentional misconduct” means the intentional doing of something with knowledge that it is likely to result in serious injury or property damage or with reckless disregard of its probable consequences, and (y) “gross negligence” means the failure to use such care as a reasonably prudent and careful Person would use under similar circumstances when such Person has knowledge of the results of such Person’s acts or omissions and is recklessly or wantonly indifferent to the results.

Section 11.3         Indemnification by the Mill Owner. The Mill Owner shall indemnify, defend and hold Ingevity and its Affiliates, and each of their respective officers, directors, employees, successors and assigns (collectively, the “Ingevity Indemnified Parties”), harmless from and against all Losses (including, without limitation, any claim, demand, cause of action, or lawsuit in connection therewith) arising out of or resulting from:

(i)          with respect to third party claims (other than third party claims of a type covered by another provision of this Article 11), the performance of this Lease by the Mill Owner, but only to the extent that Ingevity was not responsible for the subject matter of such Losses;

(ii)         except with respect to bodily injury or death to any employee of Ingevity caused by a Vehicle owned by Mill Owner or a Vehicle driven by a Mill Owner employee (which shall be subject to subsection (v) of this Section 11.3), any bodily injury or death to any employee of Ingevity occurring on the Mill Real Property and resulting from or arising out of the gross negligence or intentional misconduct of the Mill Owner or any Agent of the Mill Owner;

(iii)        any damage to any Property located or found on the Carbon Plant Real Property caused by a Vehicle owned by the Mill Owner or a Vehicle driven by an employee of the Mill Owner;

(iv)        bodily injury or death to any employee of Ingevity or to a third party (who is not an employee of Ingevity or the Mill Owner) caused by a Vehicle owned by the Mill Owner or a Vehicle driven by any employee of the Mill Owner; and

(v)         any damage to any Property of a third party caused by the Mill Owner,

except, with respect to clauses (ii) and (iii) to the extent that any such Loss is finally determined (in accordance with Section 23.1) to have arisen out of or resulted from the gross negligence or intentional misconduct of Ingevity or any such Affiliate, Agent, successor or assign.

Section 11.4         Environmental Indemnities. (a) Except as provided in Section 11.4(c), Ingevity shall indemnify, defend and hold the Mill Indemnified Parties harmless from and against and in respect of any and all Losses resulting from, in connection with or arising out of Environmental Liabilities resulting from, in connection with or arising out of:

(i)          events, conditions or circumstances at, in, from or on any of the Carbon Plant and/or the Carbon Plant Real Property (except as provided in Section 11.4(a)(ii) and Section 11.4(a)(iii), which address Co-Located Continuous Assets) in connection with or arising out of the operations, practices, presence, use or handling of Hazardous Substances, transfers, disposals or other activities (or omissions) of or on behalf of Ingevity first occurring after the Effective Date;

(ii)         the Release of Hazardous Substances from the Co-located Continuous Assets located in the Carbon Plant that are owned by Mill Owner, but only to the extent such Environmental Liabilities result from the actions or omissions of Ingevity, which Release first occurs after the Effective Date;

(iii)        the Release of Hazardous Substances from the Co-located Continuous Assets located in the Mill that are owned by Ingevity (except as provided in Section 11.4(b)(ii)) which Release first occurs after the Effective Date;

(iv)        the transport, disposal or arranging for disposal of Hazardous Substances first occurring after the Effective Date by or on behalf of Ingevity to any location;

(v)         the violation by Ingevity of any Environmental Law , regardless of when such violence occurred;

(vi)         the Carbon Plant Assumed Environmental Liabilities; and

(vi i )        any claim, action, suit or proceeding relating to any of the foregoing.

(b)          Except as provided in Section 11.4(c), the Mill Owner shall indemnify, defend and hold the Ingevity Indemnified Parties harmless from and against and in respect of any and all Losses resulting from, in connection with or arising out of Environmental Liabilities resulting from, in connection with or arising out of:

(i)          events, conditions or circumstances at, in, from or on the Mill and/or the Mill Real Property (except as provided in Section 11.4(b)(iii) and Section 11.4(a)(iii), which address Co-Located Continuous Assets) in connection with or arising out of the operations, practices, presence, use or Handling of Hazardous Substances, transfers, disposals or other activities (or omissions) of or on behalf of the Mill Owner first occurring after the Effective Date;

(ii)         the Release of Hazardous Substances from the Co-located Continuous Assets located in the Mill that are owned by Ingevity, but only to the extent such Environmental Liabilities result from the actions or omissions of the Mill Owner, which Release first occurs after the Effective Date;

(iii)        the Release of Hazardous Substances from the Co-located Continuous Assets located in the Carbon Plant that are owned by the Mill Owner (except as provided by Section 11.4(a)(ii)) or the Mill Owner Retained Assets which Release first occurs after the Effective Date;

(iv)        the transport, disposal or arranging for disposal of Hazardous Substances first occurring after the Effective Date by or on behalf of the Mill Owner to any location;

(v)         the violation by the Mill Owner of any Environmental Law , regardless of when such violence occurred;

(vi)         the Mill Owner Retained Environmental Liabilities; and

(vi i )        any claim, action, suit or proceeding relating to any of the foregoing.

(c)          In the event that subsequent to the Effective Date any party or parties entitled to indemnification under this Section 11.4 (the “Indemnified Party”) asserts a claim under this Section 11.4 (an “Environmental Indemnity Claim”) on account of or in connection with any Environmental Claim against such Indemnified Party by any Person who is not a party to this Lease or an Affiliate of such a party including, without any limitation, any Governmental Authority (a “Third Party Claim”), the Indemnified Party shall give written notice thereof together with a statement of any available information regarding such claim to the party against whom the Environmental Indemnity Claim has been asserted (“Indemnifying Party”) as soon as reasonably practicable after learning of such Third Party Claim. Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any claim for direct damages caused by such delay.

(d)          Notwithstanding anything in this Lease to the contrary, any matter or claim addressed by the indemnification provisions of the Separation Agreement is not intended to be addressed by this Lease. In the event of any conflict between the terms of this Lease and the indemnification provisions of the Separation Agreement with respect to an Indemnity Claim (as defined in the Separation Agreement) relating to Environmental Liabilities, the indemnification provisions of the Separation Agreement shall control.

Section 11.5         Remedial Action. If any Remedial Action is required to comply with applicable Environmental Laws (including any Remedial Action necessary to address any Environmental Condition) in connection with any matter for which an Indemnifying Party has an indemnification obligation under Section 11.4, the Indemnifying Party (or Ingevity, in the case of Remedial Action which Ingevity is required to undertake pursuant to Section 14.1) (the “Responsible Party”) shall retain primary control over such Remedial Action, including, without limitation, the right to: (i) investigate any suspected contamination or non-compliance, (ii) conduct and obtain any tests, reports, surveys and investigations, (iii) contact, negotiate or otherwise deal with Governmental Authorities, (iv) prepare any plan for such Remedial Action, and (v) promptly perform such Remedial Action. To the extent the property, operations or rights and obligations under this Lease of the Indemnified Party (the “Non-Controlling Party”) would be affected by the Remedial Action (including, without limitation, in the case of Remedial Action which Ingevity is required to conduct pursuant to Section 14.1, the Carbon Plant Real Property), the Responsible Party shall apprise the Non-Controlling Party of any information regarding the scheduling and execution of any Remedial Action and shall promptly provide the Non-Controlling Party with copies of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give the Non-Controlling Party a reasonable opportunity (at the Non-Controlling Party’s own expense) to comment on any submissions the Responsible Party intends to deliver or submit to the appropriate regulatory body prior to said submission provided; however, that the Responsible Party shall not make such submission to the appropriate regulatory body without a prior approval of the Non-Controlling Party (which consent shall not be unreasonably withheld or unduly delayed). The Non-Controlling Party may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the defense, prosecution, investigation, containment and/or remediation, including any field work undertaken by the Responsible Party, and the Responsible Party shall provide the Non-Controlling Party with copies of the results of all such field work. The type of Remedial Action undertaken by the Responsible Party and the results thereof shall be subject to the approval of the Non-Controlling Party, which approval shall not be unreasonably withheld or unduly delayed. Notwithstanding the above, the Non-Controlling Party shall not take any actions that unreasonably interfere with the Responsible Party’s performance of the investigation, containment and/or remediation, nor shall the Responsible Party’s performance of the Remedial Action hereunder unreasonably interfere with the Non-Controlling Party’s operation of its business, unless otherwise required by a Governmental Authority.

Section 11.6         Future Operational Compliance. Notwithstanding Section 11.5, in the event that: (i) under Section 11.5 one party would otherwise have control of a Remedial Action conducted under Section 11.5 for which the other party asserts an Environmental Indemnity Claim under this Lease, and (ii) such Environmental Indemnity Claim relates to the then-current or future operational compliance by the Non-Controlling Party with Environmental Laws, including, but not limited to, the possession of, and compliance with, applicable Environmental Permits, the parties shall cooperate in good faith regarding and jointly and reasonably control such Remedial Action; provided, however, that the Indemnifying Party shall, consistent with Sections 11.5 and 11.7, only be required to indemnify the Indemnified Party for Losses related to an Environmental Liability to the extent necessary to meet the minimum requirements of Environmental Law.

Section 11.7         Remedial Action Standards. In connection with any Remedial Action: (i) in which the Non-Controlling Party’s property, operations or Easement Rights under this Lease would be adversely affected and unless the parties jointly agree that a Consultant is not necessary, the Responsible Party shall retain a qualified independent environmental consultant (“Consultant”), which Consultant shall be subject to the Non-Controlling Party’s approval, such approval not to be unreasonably withheld or unduly delayed. The Responsible Party’s contract with the Consultant shall expressly state that the Non-Controlling Party may rely upon the Consultant’s work. The Responsible Party shall undertake such Remedial Action in a commercially reasonable fashion in accordance with Environmental Laws for facilities of the type being remediated such that any Remedial Action complies with only the minimum requirements of Environmental Laws and shall promptly obtain, if possible and appropriate, written notice from the appropriate regulatory body that no further investigation or remediation is necessary with respect to the matter, or, if no regulatory body is involved in such matter, either a good faith determination from the Consultant that no further investigation or remediation is required to bring the affected property that is the subject of the Remedial Action into conformance with the minimum requirements of Environmental Laws for facilities of the type being remediated or other resolution of the investigation or remediation reasonably acceptable to the Non-Controlling Party.

Section 11.8         Access to Areas Outside the Affected Access Area. The Non-Controlling Party shall grant the Responsible Party and its Consultants, or any other qualified consultant or subcontractor engaged by the Responsible Party to perform the Remedial Action, and their Agents access as reasonably necessary for the completion of the Remedial Action, subject to the following conditions: (1) the Non-Controlling Party shall receive at least five working days’ advance notice of Consultant’s or Agent’s intention to initially enter such area to conduct the remedial work; however, such time period may be shortened by agreement between the parties; and (2) the Access to such area granted by the Non-Controlling Party hereunder shall be limited to the Access reasonably necessary for the execution and supervision of the Remedial Action, and the Responsible Party shall use its commercially reasonable efforts to complete the Remedial Action in accordance with the schedule referenced in the scope of work for the Remedial Action; (3) the Responsible Party shall require the Consultants and their Agents to procure and maintain insurance consistent with industry practices; and (4) following the execution of the Remedial Action, and in no case later than 30 days after on-site activities have been completed, the Responsible Party shall undertake commercially reasonable measures (determined from the perspective of an objective, commercially reasonable person who is both paying the cost of restoration and operating the business on the property that is the subject of the Remedial Action) to return the affected property to their approximate condition prior to the taking of the Remedial Action (absent the contamination that was the subject of the Remedial Action), and arrange for the prompt removal of all equipment and materials brought to the property by the Consultants or any of their Agents during the course of the Remedial Action.

Section 11.9          Certain Assumed Environmental Liabilities. (a) Pursuant to Section 2.1(a)(ii) of the Separation Agreement, Ingevity hereby accepts, assumes and agrees to perform, discharge and fulfill all of the SpinCo Environmental Liabilities (as defined in the Separation Agreement) relating in any way to the Carbon Plant or the Carbon Plant Real Property including, without limitation, any and all SpinCo Environmental Liabilities arising from or related to any: (i) Carbon Plant Environmental Condition, (ii) transportation, treatment, storage recycling or disposal (whether on-site or off-site) of any waste or any Hazardous Materials, (iii) any Release or threatened Release of Hazardous Materials, (iv) contamination (whether on-site or off-site) of the environment, (v) violation or alleged violation of any Environmental Permits or Laws, including Environmental Laws, (vi) a SpinCo Contract (as defined in the Separation Agreement), (vii) any environmental matter set forth on Schedule 2.3(a) to the Separation Agreement, or (viii) any Action (as defined in the Separation Agreement) arising under Environmental Laws (such SpinCo Environmental Liabilities contemplated by this Section 11.9(a) being referred to as “Carbon Plant Assumed Environmental Liabilities”).

(b)          Pursuant to Section 2.1(a)(iv) of the Separation Agreement, the Mill Owner hereby accepts, assumes and agrees to perform, discharge and fulfill all of the Parent Environmental Liabilities (as defined in the Separation Agreement) relating to the Mill and the Mill Real Property (excluding any SpinCo Environmental Liabilities arising from the SpinCo Business or any SpinCo Assets (as such terms are defined in the Separation Agreement), the Carbon Plant, the Carbon Plant Real Property and any Carbon Plant Environmental Condition) including, without limitation, any and all Parent Environmental Liabilities arising from or related to any: (i) Mill Environmental Condition, (ii) transportation, treatment, storage, recycling or disposal (whether on-site or off-site) of any waste or any Hazardous Materials, (iii) any Release or threatened Release of Hazardous Materials, (iv) contamination (whether on-site or off-site) of the environment, (v) violation or alleged violation of any Environmental Permits or Laws, including Environmental Laws, (vi) a Parent Contract (as defined in the Separation Agreement), or (vii) any Action (as defined in the Separation Agreement) arising under Environmental Laws (such Parent Environmental Liabilities contemplated by this Section 11.9(b) being referred to as “Mill Owner Retained Environmental Liabilities”).

Article 12

CASUALTY AND CONDEMNATION

Section 12.1         Casualty. If all or substantially all of the Carbon Plant is damaged or destroyed, Ingevity may, at Ingevity’s option, by notice in writing given the Mill Owner within 60 days after the occurrence of such damage or destruction, elect to terminate this Lease effective as of the date specified in such notice. Any insurance proceeds payable in connection with any damage or destruction of the Carbon Plant shall be payable to Ingevity. Upon any termination of this Lease, Ingevity shall satisfy and cause to be released any Mortgages, liens or other encumbrances placed or suffered to be placed on the Carbon Plant Real Property by Ingevity and shall surrender the Carbon Plant Real Property to the Mill Owner in accordance with Article 14. The Rent and any other charges due under this Lease shall be prorated as of the date of termination.

Section 12.2         Condemnation. (a) Unless this Lease is terminated pursuant to Section 12.2(b), if all or a portion of the Carbon Plant or the Carbon Plant Real Property is taken by condemnation or other eminent domain proceedings pursuant to any Law by a Governmental Authority (“Condemning Authority”) having the power of eminent domain, or is sold to a Condemning Authority under threat of the exercise of that power, this Lease shall continue in full force and effect and there shall be an equitable adjustment in the Rent and any other charges payable by Ingevity hereunder.

(b)          If all or substantially all of the Carbon Plant or Carbon Plant Real Property is taken by or sold to a Condemning Authority as described in Section 12.2(a), Ingevity may, at Ingevity’s option, by notice in writing given to the Mill Owner, elect to terminate this Lease. This Lease shall then terminate on the day following the vesting of title in the Condemning Authority. The Rent and any other charges under this Lease shall be prorated as of the date of termination, and upon termination Ingevity shall satisfy and cause to be released any Mortgages, liens or other encumbrances placed or suffered to be placed on the Carbon Plant Real Property by Ingevity. In the event of such termination, any award or compensation payable in connection with the taking or sale of the Carbon Plant shall be payable to the Mortgagee in the event a Mortgage is in effect, with the balance, if any, payable to Ingevity.

Article 13

REPRESENTATIONS AND WARRANTIES

Section 13.1         Power and Authority of Ingevity; Enforceability. Ingevity represents and warrants to the Mill Owner that: (i) Ingevity is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia, with the requisite authority to enter into this Lease and to perform its obligations hereunder, and (ii) this Lease has been duly authorized, executed and delivered by Ingevity and constitutes the legal, valid and binding obligation of Ingevity, enforceable against Ingevity in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally and general principles of equity (whether considered at law or in equity).

Section 13.2         Power and Authority of the Mill Owner; Enforceability. The Mill Owner represents and warrants to Ingevity that: (i) the Mill Owner is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with the requisite authority to enter into this Lease and to perform its obligations hereunder, and (ii) this Lease has been duly authorized, executed and delivered by the Mill Owner and constitutes the legal, valid and binding obligation of the Mill Owner, enforceable against the Mill Owner in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium, receivership or other similar laws affecting or relating to the enforcement of creditors’ rights or remedies generally and general principles of equity (whether considered at law or in equity).

Article 14

SURRENDER

Section 14.1         Surrender. Unless this Lease is terminated as a result of the exercise of the Purchase Option, on the Termination Date, Ingevity shall surrender the Carbon Plant Real Property and any Excluded Removal Property to the Mill Owner; provided, that Ingevity shall have the right to enter the Carbon Plant Real Property subsequent to the Termination Date to fulfill Ingevity’s obligations under this Section 14.1. Unless this Lease is terminated as a result of the exercise of the Purchase Option or pursuant to Section 12.2, within one year following the Termination Date, Ingevity shall: (a) Remove from the Carbon Plant Real Property the Carbon Plant equipment and all of Ingevity’s inventory of raw materials, work in process, finished goods and supplies, equipment and machinery and all other Property as then remains on the Carbon Plant Real Property, (b) Remove from the Carbon Plant Real Property all Hazardous Materials used, stored, handled, released or disposed in, on or under the Carbon Plant Real Property and perform such Remedial Action as may be required under applicable Environmental Laws in connection with any contamination caused by Ingevity on the Carbon Plant Real Property, all in compliance with the provisions of this Lease, and (c) return the Carbon Plant Real Property to a safe condition as close to level grade as reasonably possible and in compliance with applicable Laws governing occupancy, taking into account that Ingevity shall have no obligation to Remove: (i) any Utility Facilities, Continuous Assets or Mill Owner Retained Assets, or (ii) any structure or fixture which the Mill Owner agrees in writing may remain on the Carbon Plant Real Property (and which Ingevity shall convey to the Mill Owner without further consideration, free and clear of all liens and encumbrances, upon surrender of the Carbon Plant Real Property to the Mill Owner) (collectively, the “Excluded Removal Property”). All such work to Remove and all Remedial Action required pursuant to the preceding sentence shall be performed in compliance with Sections 11.5 through 11.8 of this Lease. Ingevity shall have Access over and across the Mill Real Property beyond the above-stated one year period, not to exceed an additional three months, if necessary in order to perform the work to Remove or Remedial Action required pursuant to this Section 14.1. In the event any work to Remove or Remedial Action requires more than 15 months, Ingevity shall give 30 days written notice of a request for extension to the Mill Owner with an estimate of additional time required for completion of work, the approval of which shall not be unreasonably withheld. If Ingevity fails to so Remove any items required to be Removed by Ingevity within the periods specified in this Sectin 14.1, the Mill Owner may cause such items to be Removed, cause the Carbon Real Property to comply with Laws (including applicable Environmental Laws) and return the Carbon Plant Real Property to a safe condition, without removal of the Excluded Removal Property, all at the sole cost and expense of Ingevity, such payment to be made upon 30 days’ written notice provided to Ingevity with reasonable supporting documents for all actual expenses, plus a construction fee payable to the Mill Owner in the amount of 10% of the Mill Owner’s actual expenses. The Mill Owner shall use commercially reasonable efforts to mitigate the costs and expenses it incurs with respect to any action taken by the Mill Owner pursuant to the preceding sentence. During any time period after the Termination Date during which Ingevity has not completed the work to Remove and Remedial Action required by this Section 14.1, Ingevity shall be responsible for any and all Taxes for the Leased Premises and any and all costs otherwise payable by Ingevity under this Lease related to the Leased Premises. On or before the Termination Date, Ingevity shall cause any Mortgages, liens or encumbrances created by, through or under Ingevity to be fully released and discharged. Ingevity’s obligations under this Section 14.1 shall survive the termination of this Lease. Notwithstanding anything herein to the contrary, Ingevity shall not be required to remove any Hazardous Materials from the Carbon Plant Real Property which were placed upon the Carbon Plant Real Property by the Mill Owner or its Personnel, nor shall Ingevity be required to perform any Remedial Action in connection with any contamination caused by the Mill Owner or its Personnel.

Article 15

ASSIGNMENT AND SUBLETTING

Section 15.1         Assignment or Sublease by Ingevity. Except as otherwise provided in this Section 15.1, this Lease may not be assigned by Ingevity in whole or in part, nor may Ingevity sublease or license the use of all or any portion of the Leased Premises, without the prior written consent of the Mill Owner. Notwithstanding the foregoing, with prior written notice to the Mill Owner: (i) Ingevity may assign this Lease or sublease the Leased Premises to any Affiliate of Ingevity which is and at all times during the Term remains controlled by Ingevity (provided, however, that no such assignment or sublease shall relieve Ingevity of any obligations under this Lease), or (ii) Ingevity may assign this Lease to any Person that acquires all or substantially all of the assets of the Carbon Plant and that assumes all of the liabilities and obligations of Ingevity under this Lease and the Services Agreement (if the Services Agreement then is in effect). In addition, with the prior written consent of the Mill Owner (which consent shall not unreasonably be withheld), Ingevity may sublease or license the use of portions (but not all or substantially all) of the Leased Premises to Ingevity suppliers or contractors who shall be subject to all of the restrictions and requirements imposed by this Lease on Ingevity (including, without limitation, restrictions on use of the Leased Premises). Any purported assignment, transfer or sublease of this Lease by Ingevity in violation of this Section 15.1 shall be void and of no force or effect.

Section 15.2         Assignment by the Mill Owner. Except as otherwise provided in this Section 15.2, this Lease may not be assigned by the Mill Owner in whole or in part without the prior written consent of Ingevity. Notwithstanding the foregoing, the Mill Owner may assign this Lease, with prior written notice to Ingevity: (i) to any Affiliate of the Mill Owner which is and at all times during the Term remains controlled by the Mill Owner (provided, however, that no such assignment shall relieve the Mill Owner of any obligations under this Lease), or (ii) any Person that acquires all or substantially all of the assets of the Mill (including the Mill Real Property) and that assumes all of the liabilities and obligations of the Mill Owner under this Lease and the Services Agreement (if the Services Agreement then is in effect). Any purported assignment or transfer of this Lease by the Mill Owner in violation of this Section 15.2 shall be void and of no force or effect.

Section 15.3         Release of Liability. In the event of any permitted assignment of this Lease by either party (other than to an Affilate of the assignor), the assignor shall be released from its obligations hereunder if the designated assignee shall assume, in writing, all of the rights and obligations of the assigning party under this Lease.

Article 16

FINANCING

Section 16.1         Ingevity’s Financing. Ingevity shall have the right during the Term to subject the Carbon Plant and Ingevity’s leasehold interest in the Leased Premises to a mortgage, deed of trust, collateral assignment of lease, and/or security agreement (a “Mortgage,” any holder of which is referred to as a “Mortgagee”) and to any one or more extensions, modifications or renewals or replacements of a Mortgage.

Section 16.2         The Mill Owner’s Financing. The Mill Owner shall have the right to mortgage its fee simple title to the Carbon Plant Real Property and for the Mill Owner Retained assets (a “Fee

Mortgage”), and any such mortgage shall be superior to all of the rights and interests of Ingevity under this Lease; provided that, as a condition to such Fee Mortgage being superior to this Lease with respect to the Carbon Plant Real Property, the Mill Owner shall cause the holder of such Fee Mortgage to execute and deliver to Ingevity a non-disturbance agreement with respect to this Lease in a form customarily used by institutional lenders and otherwise reasonably satisfactory to Ingevity.

Article 17

RIGHTS OF MORTGAGEE

Section 17.1         Performance by Mortgagee. At any time during the Term that a Mortgage is in effect, the Mortgagee may make any payment or perform any act required under this Lease to be made or performed by Ingevity with the same effect as if made or performed by Ingevity.

Section 17.2         Rights of Mortgagee. If Ingevity or any Mortgagee notifies the Mill Owner in writing of the existence of a Mortgage, then and thereafter so long as such Mortgage remains unsatisfied of record, the following provisions shall apply:

(a)          The Mill Owner, upon giving Ingevity any notice of any material breach of its obligations under this Lease pursuant to Section 4.2(a)(vii), (viii) or (ix) or any other notice under the provisions of or with respect to this Lease, also shall give a copy of such notice to such Mortgagee.

(b)          If Ingevity is in material breach of any of its obligations under this Lease, such Mortgagee shall, within the period provided in this Lease, have the right to remedy such breach, or cause the same to be remedied, and the Mill Owner shall accept such performance by or at the instance of such Mortgagee as if the same had been made by Ingevity.

(c)          If the period for cure of any breach by Ingevity after notice by the Mill Owner expires without the breach being cured, the Mill Owner shall give written notice to Mortgagee of such expiration and Mortgagee shall have: (i) an additional period of ten days to cure any such breach that may be cured by the payment of money, (ii) an additional period of not more than 30 days to cure any other breach, except for any breach which is personal to Ingevity and does not relate to the condition of or the use or occupancy of the Carbon Plant Real Property (a “Non-Curable Default”), so long as Mortgagee pays and/or performs all of the obligations of Ingevity during the pendency of such cure, and (iii) solely as to any Non-Curable Default, an additional period that is reasonably required to foreclose the Mortgage with due diligence so long as Mortgagee promptly commences the foreclosure of the Mortgage, diligently prosecutes to completion the foreclosure and pays and/or performs all the obligations of Ingevity during the pendency of the foreclosure.

(d)          Any Non-Curable Default shall be deemed to have been waived by the Mill Owner upon completion of foreclosure proceedings for the Mortgage or upon the acquisition of Ingevity’s interest in this Lease by Mortgagee.

Section 17.3         Notices from Mortgagee. Any notice or other communication that Mortgagee gives to the Mill Owner shall be deemed to have been duly given if sent to the Mill Owner in the manner provided in Section 20.1, with a copy to any holder of a Fee Mortgage if the address of the holder of the Fee Mortgage has been provided in writing to Mortgagee.

Section 17.4         Notice to Mortgagee. Ingevity shall provide the Mill Owner with written notice of the name, address and facsimile number of any Mortgagee, and any notice or other communication that the Mill Owner gives to such Mortgagee shall be deemed to have been duly given if sent to such Mortgagee in the manner provided in Section 20.1 of this Lease.

Section 17.5         Nonliability for Covenants. The provisions of this Article 17 are for the benefit of any Mortgagee and may be relied upon and shall be enforceable by a Mortgagee. Neither Mortgagee nor any other holder or owner of the indebtedness secured by the Mortgage or otherwise shall be liable upon the covenants, agreements or obligations of Ingevity contained in this Lease, unless and until Mortgagee or such holder or owner acquires the interest of Ingevity under this Lease and then only for the period of its ownership.

Article 18

RIGHT TO CURE DEFAULTS

If Ingevity fails to pay any of Taxes or perform any other act required under this Lease, the Mill Owner, without waiving or releasing any obligation of Ingevity or remedy available to the Mill Owner, may (but shall be under no obligation to) upon reasonable notice to Ingevity, make the payment or perform the act for the account and at the expense of Ingevity. All sums so paid by the Mill Owner, plus interest at the Default Rate from the date that the sums were paid by the Mill Owner until such sums are paid by Ingevity to the Mill Owner, shall be paid by Ingevity to the Mill Owner within ten days after receipt of written demand for the same.

Article 19

QUIET ENJOYMENT

During the Term and subject to Ingevity’s continued compliance with the terms of this Lease, Ingevity shall peacefully and quietly hold the Leased Premises free from hindrance or molestation by the Mill Owner and others claiming by, through, or under the Mill Owner, but subject, however, to the Permitted Encumbrances and the terms of this Lease.

Article 20

NOTICES

Section 20.1         Procedures for Notice. All notices, demands orother communications required or permittd to be given or delivered under or by reason of the provisions of this Lease shall be in writing and shall be deemed to have been given when: (i) delivered personally to the recipient, (ii) sent via facsimile transmission, upon confirmation of receipt (which the issuing party shall give in good faith upon receipt), (iii) the next business day after having been sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four business days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the applicable address, facsimile number or email address set forth below, unless another address, facsimile number or email address has been previously specified in writing by such party:

If to Mill Owner:	WestRock Virginia, LLC
504 Thrasher Street
Norcross, GA 30071
Attention: Chief Financial Officer
Facsimile: 770-263-3582

With a copy to:	WestRock Company
504 Thrasher Street
Norcross, GA 30071
Attention: General Counsel
Facsimile: 770-263-3582

And:	WestRock Virginia, LLC
104 West Riverside Street
Covington, VA 24426
Attention: Production Manager
Facsimile: 540-969-5707

If to Ingevity:	Ingevity Virginia Corporation
958 E. Riverside Street
Covington, Virginia 24426
Attention: Plant Manager
Facsimile: 540-969-3504

With a copy to:	Ingevity Corporation
5255 Virginia Avenue
North Charleston, South Carolina 29406
Attention: Law Department
Facsimile: 843-746-8278

Section 20.2         Change of Address. Either party may, from time to time, change its notice address by written notice to the other party at its then current address in accordance with the provisions of this Article 20.

Article 21

EXPANSION OPTIONS

Section 21.1         Option to Expand the Leased Premises with the Sawdust Area. Ingevity shall have the option (the “Sawdust Area Expansion Option”) to add all or a portion of the real property described on Exhibit E, which is a part of the Mill Real Property (the “Sawdust Area Expansion Property”), to the Carbon Plant Real Property and the Leased Premises. Ingevity may exercise the Sawdust Area Expansion Option at any time Ingevity is not in material breach of an obligation under this Lease by: (i) giving written notice of such exercise (the “Sawdust Area Expansion Exercise Notice”) to the Mill Owner at least six months prior to the effective date of the expansion of the Carbon Plant Real Property and Leased Premises to include the Sawdust Area Expansion Property, as specified in the Sawdust Area Expansion Exercise Notice, and (ii) completing, at Ingevity’s expense and under the direction of the Mill Owner, before occupying the Sawdust Area Expansion Property, such improvements as the Mill Owner reasonably may require so that the volume and capacity of the retention area for the Mill Owner’s landfill located adjacent to the Sawdust Area Expansion Property is not diminished by reason of the lease of the Sawdust Area Expansion Property to Ingevity pursuant to Ingevity’s exercise of the Sawdust Area Expansion Option and the use of the Sawdust Area Expansion Property by Ingevity.

Section 21.2         Sawdust Area Expansion Property. (a) If the Sawdust Area Expansion Option is exercised in accordance with Section 21.1, effective on the effective date specified in the Sawdust Area Expansion Exercise Notice (or such later date as the improvements referred to in Section 21.1 are completed) (the “Sawdust Area Expansion Effective Date”): (i) the Carbon Plant Real Property and the Leased Premises shall be expanded to include the Sawdust Area Expansion Property (subject to any Permitted Encumbrances) for all purposes of this Lease (including, without limitation, the Purchase Option), and (ii) the annual Rent payable under this Lease shall be increased by an amount equal to the Annual Fair Market Rental Value of the Sawdust Area Expansion Property, as of the Sawdust Area Expansion Effective Date, determined as provided in Section 21.2(b) (which increase shall be paid annually in advance, commencing on the Sawdust Area Expansion Effective Date, or on such later dated as the Annual Fair Market Rental Value is finally determined pursuant to Section 21.2(b), and on each subsequent anniversary of the Sawdust Area Effective Date during the remainder of the Term). The Mill Owner and Ingevity shall reasonably cooperate to cause the Sawdust Area Expansion Property to be surveyed and subdivided in accordance with applicable Law.

(b)          The Annual Fair Market Rental Value of the Sawdust Area Expansion Property as of the Sawdust Area Expansion Effective Date shall be determined by mutual agreement of the Mill Owner and Ingevity or, if the Mill Owner and Ingevity are unable to agree on such Annual Fair Market Rental Value within 60 days after the Sawdust Area Expansion Exercise Notice is given, the Annual Fair Market Rental Value shall be determined by appraisers selected as follows. Within 15 days after such 60 day period expires, the Mill Owner and Ingevity shall each appoint an appraiser and the Annual Fair Market Rental Value shall be as determined by the two appraisers so appointed. If the higher of the two appraisals is no more than 10% greater than the lower appraisal, the Annual Fair Market Rental Value shall be the average of the two appraisals. If the higher appraisal is more than 10% greater than the lower appraisal, the two appraisers shall select a third appraiser from a list of appraisers approved by both parties (which approval shall not be unreasonably withheld). The third appraiser shall then determine the Annual Fair Market Rental Value. All appraisal costs and expenses shall be shared by the parties equally. All appraisers shall be qualified appraisers of industrial properties in the Virginia region. The appraisers shall give prompt written notice of the determination of Annual Fair Market Rental Value pursuant to this Section 21.2(b). The determination of Annual Fair Market Rental Value pursuant to this Section 21.2(b) shall be conclusive and incontestably binding upon both parties and shall be enforceable in any court having jurisdiction.

Section 21.3         Condition of the Sawdust Area Expansion Property. In furtherance of Section 21.2 and not in limitation thereof, if Ingevity exercises the Expansion Option, Ingevity will lease the Sawdust Area Expansion Property from the Mill Owner in its condition, “AS IS,” as of the Sawdust Area Expansion Effective Date. Ingevity acknowledges that it is familiar with the Sawdust Area Expansion Property.

Section 21.4         Option to Expand the Leased Premises with the Truck Shop Property. Ingevity shall have the option (the “Truck Shop Expansion Option”) to add all or a portion of the Truck Shop Property to the Carbon Plant Real Property and the Leased Premises. Ingevity may exercise the Truck Shop Expansion Option at any time Ingevity is not in material breach of an obligation under this Lease by giving written notice of such exercise (the “Truck Shop Expansion Exercise Notice”) to the Mill Owner at least 24 months prior to the effective date of the expansion of the Carbon Plant Real Property and Leased Premises to include the Truck Shop Property, as specified in the Truck Shop Expansion Exercise Notice.

Section 21.5          Truck Shop Property. (a) If the Truck Shop Expansion Option is exercised in accordance with Section 21.4, effective on the date (the “Truck Shop Expansion Effective Date”) that is specified in the Truck Shop Expansion Exercise Notice (which is at least 24 months after the date the Truck Shop Expansion Exercise Notice is given) or, if earlier, the date that the Mill Owner actually vacates the Truck Shop Property: (i) the Leased Premises shall be expanded to include the Truck Shop Property (subject to any Permitted Encumbrances) for all purposes of this Lease (including, without limitation, the Purchase Option), and (ii) the Mill Owner shall convey to Ingevity by deed the buildings and improvements located on the Truck Shop Property (other than any Mill Owner Retained Assets that are located on the Truck Shop Property). If the recorded plat of the Carbon Plant Real Property has been subdivided prior to the Truck Shop Expansion Effective Date to exclude the Truck Shop Property (which the Mill Owner may elect to do, in its sole discretion) , the Mill Owner and Ingevity shall reasonably cooperate to cause the Truck Shop Property to be surveyed, if necessary, and added back to the Carbon Plant Real Property in accordance with applicable Law, effective as of the Truck Shop Expansion Effective Date.

(b)          On the Truck Shop Expansion Effective Date, in lieu of any increase in the rent payable under this Lease, Ingevity shall reimburse the Mill Owner, by wire transfer of immediately available funds, for the actual costs and expenses incurred by the Mill Owner to construct a new building, or remodel an existing building, based on the plans set forth in the Truck Shop Report, to serve as a replacement truck repair facility for the Mill and relocate equipment.

Section 21.6          Condition of the Truck Shop Property. In furtherance of Section 21.5 and not in limitation thereof, if Ingevity exercises the Truck Shop Expansion Option, Ingevity will lease the Truck Shop Property from the Mill Owner in its condition, “AS IS,” on the Truck Shop Expansion Effective Date. Ingevity acknowledges that it is familiar with the Truck Shop Property.

Article 22

INGEVITY OPTION TO PURCHASE

Section 22.1         Option to Purchase. (a) Ingevity shall have the exclusive option and right, exercisable in Ingevity’s sole discretion (the “Purchase Option”), to purchase the Carbon Plant Real Property at any time during the Term by giving written notice (the “Purchase Option Exercise Notice”) of such exercise to the Mill Owner at any time during the Term or, under the circumstances provided in Section 4.2(b), during a 30 day period following written notice of termination of this Lease given by the Mill Owner pursuant to Section 4.2(a). In connection with the exercise of the Purchase Option, Ingevity also may exercise the Sawdust Area Expansion Option and/or the Truck Shop Expansion Option (if not previously exercised), and the Carbon Plant Real Property shall be expanded to include the property subject to such exercised option or options; however, the Purchase Option Closing with respect to the property subject to either such expansion option, if exercised in connection with the Purchase Option, shall be delayed until Ingevity has satisfied all of the conditions and requirements set forth in Article 21 with respect to such option (including, without limitation, minimum notice requirements, improvement requirements and reimbusement requirements).

(b)          If Ingevity has not given the Purchase Option Exercise Notice at least 90 days prior to the 50th Anniversary of the Effective Date and this Lease has not been earlier terminated pursuant to Section 4.2(a), the Purchase Option nonetheless shall be deemed to have been exercised by Ingevity automatically, without further action by either party, and the Purchase Option Exercise Notice shall be deemed to have been given, on the day that is 90 days prior to the end of the Term.

(c)          If Ingevity is in material breach of any of its obligations under this Lease at or after the time Ingevity exercises (or is deemed to exercise) the Purchase Option pursuant to this Section 22.1, Ingevity shall not be entitled to complete the purchase of the Leased Premises pursuant to the exercise of the Purchase Option unless Ingevity cures such breach in all material respects prior to or at the Purchase Option Closing. Neither the exercise (or deemed exercise) of the Purchase Option nor the purchase of the Leased Premises pursuant to the exercise (or deemed exercise) of the Purchase Option shall release Ingevity from any liability to the Mill Owner arising under this Lease prior to the Purchase Option Closing.

Section 22.2         Purchase Price. (a) The purchase price payable by Ingevity for the Carbon Plant Real Property shall be $1.00.

(b)          The closing of the sale of the Carbon Plant Real Property (the “Purchase Option Closing”) shall occur on a date agreed upon by the parties, but not later than 90 days after the date the Purchase Option Exercise Notice is given or deemed to be given (subject to necessary governmental approvals and other similar requirements). At such closing, Ingevity shall pay to the Mill Owner the purchase price in cash, and the Mill Owner shall convey all of its right, title and interest in the Leased Premises to Ingevity in an “AS-IS, WHERE-IS” condition and otherwise with all faults and defects as of the date of such closing, free and clear of all mortgages, security interest, liens, pledges, deeds of trust, charges, options, rights of first refusal, easements, covenants, restrictions and other encumbrances, but without any warranties of title , pursuant to a deed in substantially the form of Exhibit H . Any conveyance fee or transfer Tax payable with respect to any such conveyance shall be paid by Ingevity.

Section 22.3         Easement Rights to be Converted to Reciprocal Easements. In connection with (and as a condition to) the conveyance of Leased Premises to Ingevity following the exercise of the Purchase Option pursuant to this Article 22, the parties shall execute, deliver and record in the recording office of Allegheny County, Virginia a reciprocal easement agreement with respect to the Mill Real Property and the Carbon Plant Real Property (along with such subordination of any Mortgages on such properties as may be necessary so that such agreement is prior to and superior to any such Mortgage) containing substantially the same terms as Article 3 of this Lease (including the corresponding exhibits to this Lease referred to in Article 3), Article 11, Article 18 and Article 23 but with the Easement Rights expressed as perpetual (except as otherwise provided in Article 3) easements in real property.

Section 22.4          Subdivision of Truck Shop Property. If Ingevity has not exercised the Truck Shop Expansion Option prior to or in connection with giving the Purchase Option Exercise Notice, then prior to or at the Purchase Option Closing, Ingevity and the Mill Owner shall reasonably cooperate to cause the Truck Shop Property to be surveyed and removed from the legal subdivision that describes the Carbon Plant Real Property (unless such removal already has occurred).

Section 22.5         Services Agreement. Upon any conveyance of the Leased Premises to Ingevity pursuant to this Article 22, the Mill Owner and Ingevity shall amend the Services Agreement, effective with such conveyance, to eliminate any obligation of the Mill Owner to provide electricity to Ingevity if the continued provision of such electricity to Ingevity pursuant to the Services Agreement would subject the Mill Owner to regulation as a public utility under applicable Law.

Section 22.6         Termination of Lease. Upon the conveyance of the Leased Premises to Ingevity pursuant to this Article 22, this Lease shall terminate and both parties shall be released from all liabilities and obligations hereunder, other than with respect to: (i) any obligation of the party arising under Article 11 with respect to actions, occurrences or admissions occurring prior to such termination, or (ii) any uncured material breaches of this Agreement occurring prior to such termination.

Article 23

MISCELLANEOUS

Section 23.1         Dispute Resolution. (a) Each of the parties from time to time shall designate an individual who shall be responsible for managing such party’s relationship with the other party and will serve as such party’s primary representative with respect to operational matters under this Lease (a “Contract Manager”). The initial Contract Manager shall be the Production Manager of the Mill for the Mill Owner and the Plant Manager of the Carbon Plant for Ingevity. Each Contract Manager shall be authorized to act for and on behalf of the party such Contract Manager is representing with respect to all day to day matters relating to this Lease. A party shall provide as much notice as is practicable to the other party of any change in the individual who is designated by the party as its Contract Manager. Each party may rely on direction from and decisions regarding day-to-day administration of this Lease by the Contract Manager of the other party as being the directions and decisions of the party represented by such Contract Manager, subject to any direction from a party or that party’s representatives on the Operating Council to the contrary.

(b)          The Operating Council. An operating council (the “Operating Council”) consisting of the Contract Manager and two other representatives designated by each party shall have overall responsibility for assisting the parties to this Lease in the administration of this Lease. The initial members of the Operating Council shall be the Production Manager of the Mill, the Mill Manager and the Mill Owner’s Vice President of Operations for the Mill Owner and the Plant Manager of the Carbon Plant, the Services and Support Manager of the Carbon Plant and Ingevity’s Vice President of Operations for Ingevity, or in each case a reasonably equivalent position designated by the Mill Owner or Ingevity, as the case may be. In addition, each party from time to time may designate alternate representatives, who shall be authorized to participate on the Operating Council on behalf of such party in the absence of one or more of its primary representatives. Each party shall provide as much notice as is practicable to the other party of any change in its designees on the Operating Council. The Operating Council shall meet on such a schedule, and for such purposes (within the authority of the Operating Council established by this Lease), as the Operating Council shall approve. The presence of at least two representatives and/or alternates of each party at a meeting of the Operating Council shall be required for a quorum. The Operating Council shall act only at a meeting at which a quorum is present. Each party’s representatives on the Operating Council shall have, collectively, one vote, and any action shall be taken only with the affirmative vote of both parties’ representatives.

(c)          Consideration by Contract Managers. All disputes, issues, controversies or claims between the parties hereunder (“Disputes”) shall first be referred to the Contract Managers for resolution. If the Contract Managers are unable to resolve, or do not anticipate resolving, a Dispute within 10 business days (or such other period as reasonably may be approved by them) after referral of the matter to them, then the parties shall submit the Dispute to the Operating Council for resolution. The Dispute escalation process described in this Section 23.1 is referred to as the “Escalation Process.”

(d)          Escalation to Operating Council. If a Dispute has been submitted to the Operating Council for resolution, the Operating Council shall negotiate in good faith to resolve such Dispute within 10 business days (or such other period of time as may be approved by the Operating Council).

(e)          Escalation to Executive Management. If the Operating Council does not resolve a Dispute within 10 business days (or such other period of time as may be approved by the Operating Council) after referral of the matter to it, then either party may notify the other in writing that it desires to elevate such Dispute to the respective executive management of the Mill Owner, who shall be the President, Paper Solutions of the Mill Owner’s ultimate parent (as of the Effective Date, WestRock Company), or reasonably equivalent officer designated by the Mill Owner, and of Ingevity, who shall be Ingevity’s Chief Executive Officer (as of the Effective Date, D. Michael Wilson (collectively, the “Executive Management”) for resolution. Upon receipt by the other party of such written notice, the Dispute shall be so elevated and the Executive Management shall negotiate in good faith to resolve such Dispute within 10 business days (or such other period as may be approved by the Executive Management)

after referral of the matter to the Executive Management (the last day of such period is referred to as the “Conclusion of the Escalation Process”).

(f)          Negotiation of Disputes. During the Escalation Process, each party’s representatives shall negotiate in good faith. The location, format, frequency, duration and conclusion of the discussions between the Contract Managers, the Operating Council and the Executive Management, respectively, shall be left to the discretion of the representatives involved. Discussions and correspondence among such representatives for purposes of these negotiations shall be treated as Confidential Information and information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

(g)          Participation in Escalation Process. Notwithstanding anything else in this Lease to the contrary, and except as provided below in this Section 23.1(g), the parties shall participate in the Escalation Process until the Conclusion of the Escalation Process and shall not terminate negotiations concerning resolution of the matters in Dispute until the earlier of the Conclusion of the Escalation Process or expiration or termination of this Lease (so long as termination of this Lease is not the subject of the Dispute). No party shall commence a lawsuit or seek other remedies with respect to the Dispute (including termination of this Lease) prior to the Conclusion of the Escalation Process, provided that either party is authorized to institute formal legal proceedings at any time: (i) to avoid the expiration of any applicable statute of limitations period, (ii) to preserve a superior position with respect to other creditors, or (iii) to seek an injunction to prevent irreparable harm, including in situations where the party reasonably believes that the matter involved in the Dispute may result in such party’s operations being significantly curtailed or shut down.

Section 23.2         Force Majeure. Neither party shall be liable to the other party under this Lease for any delay in or failure of performance by the party of its obligations under this Lease resulting from a Force Majeure Event if the party has used commercially reasonable efforts to perform notwithstanding the occurrence of the Force Majeure Event. Each party shall use commercially reasonable efforts to mitigate or remedy the effects of a Force Majeure Event, and if the cause of the Force Majeure Event can be minimized or remedied, the parties shall use commercially reasonable efforts to do so promptly.

Section 23.3         Amendment; Waiver. No amendment, modification or discharge of this Lease and no waiver under this Lease shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Lease or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

Section 23.4         Entire Agreement. This instrument constitutes the entire agreement between the parties relating to the subject matter hereof and there are no agreements, understandings, conditions, representations, or warranties not expressly set forth herein.

Section 23.5         Memorandum of Lease. The full text of this Lease shall not be recorded by either party. The parties shall execute and deliver a short form memorandum of this Lease for filing and recording in the office of the official records of Alleghany County, Virginia. Such memorandum shall include reference to the Purchase Option.

Section 23.6         Estoppel Certificate. At any time and from time to time, each party shall execute, acknowledge and deliver to the other, not later than 20 days after a request in writing from such othe party, a statement in writing, in a customary form reasonably satisfactory to both parties, certifying that: (i) this Lease is in full force and effect and unmodified (or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), and (ii) the existence or non-existence of any default under this Lease, any amendment to this Lease, or any prepayment of rentals, and (iii) such other facts with respect to this Lease as may be reasonably requested.

Section 23.7         Governing Law. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws or choice of law provisions thereof.

Section 23.8         Binding Agreement; Successors. This Lease shall bind the parties to this Lease and their respective successors (including, without limitation, any successor to the Mill Owner as owner of the Mill and any successor to Ingevity as owner of the Carbon Plant) and shall bind, and inure to the benefit of, their permitted assigns under Sections 15.1 and 15.2. This Lease also shall inure to the benefit of each Person entitled to indemnification under Article 11.

Section 23.9         Headings. The section and other headings in this Lease are inserted solely as a matter of convenience and for reference, are not a part of this Lease, and shall not be deemed to affect the meaning or interpretation of this Lease.

Section 23.10        Counterparts. This Lease may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 23.11         Exhibits. All exhibits to this Lease referenced herein are incorporated herein by reference.

Section 23.12         Severability, etc. Any term or provision of this Lease that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Lease or affecting the validity or unenforceability of any of the terms or provisions of this Lease in any other jurisdiction. If any term or provision of this Lease is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this Section 23.12, if any term or provision of this Lease is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

Section 23.13          Negation of Partnership. Both parties shall act under this Lease solely as independent contractors and not as agents of the other party. Nothing contained in this Lease shall be construed or interpreted as creating an agency, partnership, co-partnership or joint venture relationship between the parties.

Section 23.14         Third-Party Rights. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto (and, to the extent provided in Article 11, the Mill Indemnified Parties and the Ingevity Indemnified Parties, and, to the extent provided in Article 17, any Mortgagee), any right or remedies under or by reason of this Lease.

Section 23.15         Further Assurances. Each of the parties shall execute from time to time any such documents and instruments as the other party reasonably may request to further assure the Easement

Rights granted in Article 3 or, to the extent provided by the terms and conditions of this Lease, to reflect any relocation, release or termination of any Easement Rights granted in Article 3 or any Utility Facilities with respect thereto.

Section 23.16         Merger of Estates. The Easement Rights created in this Lease and benefiting applicable parcels of real property described herein shall continue until terminated as provided herein, notwithstanding any merger of title (existing presently or in the future) in a common owner, and none of the parties intend that there be, and there shall not be in any event, a merger of any of the Easement Rights with the title or other interest of any owner of the real property interests described herein.

Section 23.17         No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Lease. In the event of any ambiguity or question of intent or interpretation, this Lease shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Lease.

Section 23.18         Conflict Between Agreements. In the event of any inconsistency or conflict between the terms and provisions of this Lease and the Services Agreement or the Separation Agreement, the terms and provisions of the Services Agreement and the Separation Aggreement shall control.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first written above.

WITNESSES	WESTROCK VIRGINIA, LLC

By:
Name:
Title:

INGEVITY VIRGINIA CORPORATION

By:
Name:
Title:

STATE OF ___________________	)
)
COUNTY OF _________________	)

I, _________________________, Notary Public for the State of ___________________, do hereby certify that the above-named WESTROCK VIRGINIA, LLC, a Delaware limited liability company, by ____________________________, its _________________________, did personally appear before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this the ___ day of February, 2016.

Notary Public for __________________________________

My commission expires: ____________________________

STATE OF ___________________	)
)
COUNTY OF _________________	)

I, _________________________, Notary Public for the State of ___________________, do hereby certify that the above-named INGEVITY VIRGINIA CORPORATION, a Virginia corporation, by ____________________________, its _________________________________, did personally appear before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this the ___ day of February, 2016.

Notary Public for ___________________________________

My commission expires: _____________________________

JOINDER OF MILL REAL PROPERTY RECORD OWNER

THIS JOINDER OF MILL REAL PROPERTY RECORD OWNER (this “Joinder”) is made and effective as of February 1, 2016 by WESTROCK MWV, LLC, a Delaware limited liability company, successor by name change, merger and conversion to West Virginia Pulp and Paper Company, Westvaco Corporation and MeadWestvaco Corporation (“WestRock MWV”), for the benefit of WESTROCK VIRGINIA, LLC, a Delaware liability company, as landlord (the “Mill Owner”), and INGEVITY VIRGINIA CORPORATION, a Virginia corporation, as tenant (“Ingevity”), under the following circumstances:

A.           The Mill Owner and Ingevity are entering into the Ground Lease (as hereinafter defined) to set forth their agreement with respect to Ingevity’s lease of the real property within the Mill Owner’s mill complex upon which Ingevity’s Carbon Plant is located. The Ground Lease is intended to be a transfer of all of the economic benefits and burdens of owning the real property on which the Carbon Plant is located from the Mill Owner to Ingevity and thereafter is intended to be a retention by Ingevity of such real property for U.S. federal income tax purposes.

B.           WestRock MWV is the record owner of the Mill Real Property (as defined in the Ground Lease) and wishes to acknowledge and agree that the Mill Real Property is bound by and subject to the Ground Lease.

NOW, THEREFORE, in consideration of the mutual covenants described in the Ground Lease and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, WestRock MWV agrees for the benefit of Mill Owner and Ingevity as follows:

1.          Definitions. All capitalized terms used herein shall have the respective terms ascribed to them in the Covington Plant Ground Lease Agreement between the Mill Owner and Ingevity dated as of February 1, 2016 (“the Ground Lease”).

2.          Joinder. WestRock MWV hereby agrees that the Mill Real Property is subject to and bound by the Ground Lease (including, without limitation, the Ingevity Easement Rights granted pursuant to Article 3, the Sawdust Area Expansion Option and the Truck Shop Expansion Option granted pursuant to Article 21, the obligation to convert the Ingevity Easement Rights into reciprocal easements pursuant to Section 22.3 and the obligations with respect to memoranda of lease and estoppel certificates under Sections 23.5 and 23.6). WestRock MWV shall have no personal liability under the Ground Lease, and the liability of WestRock MWV under the Ground Lease is limited to the Mill Real Property. WestRock MWV shall be released from any liability under the Ground Lease upon the conveyance by WestRock MWV of the Mill Real Property.

3.          Amendment; Waiver. No amendment, modification or discharge of this Joinder and no waiver under this Joinder shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Joinder or take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

4.          Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws or choice of law provisions thereof.

5.          Binding Agreement; Successors. This Joinder shall bind the parties to this Joinder and their respective successors (including, without limitation, any successor to WestRock MWV as owner of record title to the Mill Real Property and any successor to Ingevity as owner of the Carbon Plant) and shall bind, and inure to the benefit of, their permitted assigns under Sections 15.1 and 15.2 of the Ground Lease. This Joinder also shall inure to the benefit of each Person entitled to indemnification under Article 11 of the Ground Lease.

6.          Third Party Beneficiaries. The Mill Owner and Ingevity are third party beneficiaries of this Joinder.

7.          Merger of Estates. The Easement Rights created in the Ground Lease and benefiting applicable parcels of real property described herein shall continue until terminated as provided therein, notwithstanding any merger of title (existing presently or in the future) in a common owner, and none of the parties intend that there be, and there shall not be in any event, a merger of any of the Easement Rights with the title or other interest of any owner of the real property interests described therein.

IN WITNESS WHEREOF, WestRock MWV has duly executed this Joinder as of the day and year first written above.

WITNESSES	WESTROCK MWV, LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF GEORGIA

COUNTY OF GWINNETT, to-wit:

I, _________________________, Notary Public for the State of ___________________, do hereby certify that the above-named WESTROCK MWV, LLC, a Delaware limited liability company, by ____________________________, its _________________________, did personally appear before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal this the _____ day of _________, 2016.

NOTARY PUBLIC

My commission expires: _____________________________

Registration No.__

829201